                                                                       EXHIBIT E
                                                                       ---------


                               STOCK PURCHASE AGREEMENT


                                     SEE ATTACHED


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                                                                       EXHIBIT E
                                                                       ---------




================================================================================


                         -----------------------------------

                               STOCK PURCHASE AGREEMENT

                         -----------------------------------


                                       Between


                      DUTCH INSTITUTIONAL HOLDING COMPANY, INC.,
                                     as "SELLER"

                                         and


                             CORNERSTONE PROPERTIES INC.,
                                    as "PURCHASER"


                             Dated as of August 18, 1997




================================================================================

                              STOCK PURCHASE AGREEMENT.

                                  TABLE OF CONTENTS


                                                                            PAGE

                                ARTICLE I DEFINITIONS
SECTION 1.01.  Certain Defined Terms...........................................1

                             ARTICLE II PURCHASE AND SALE
SECTION 2.01.  Interests......................................................12
SECTION 2.02.      Purchase Price; Payment; Order of Transfers; Allocation of
              Purchase Price.................................................13
SECTION 2.03.  Closing........................................................14
SECTION 2.04.  Closing Deliveries by the Seller...............................14
SECTION 2.05.  Closing Deliveries by the Purchaser............................14
SECTION 2.06.  Certain Adjustments............................................15
SECTION 2.07.  Closing Accounting.............................................16
SECTION 2.08.  Record Date for Final Dividend of the Purchaser................17

               ARTICLE III REPRESENTATIONS AND WARRANTIESOF THE SELLER
SECTION 3.01.  Organization and Authority of the Seller.......................18
SECTION 3.02. Capital Structure and Ownership of Seller Subsidiaries..........18
SECTION 3.03.  Seller Subsidiaries............................................19
SECTION 3.04.  Books and Records..............................................20
SECTION 3.05.  Noncontravention; Consents.....................................20
SECTION 3.06.  Seller Financial Information; Books and Records................21
SECTION 3.07.  No Undisclosed Liabilities.....................................21
SECTION 3.08.  Space Leases...................................................21
SECTION 3.09.  Litigation.....................................................22
SECTION 3.10.  Compliance with Laws...........................................22
SECTION 3.11.  Environmental and Other Permits and Licenses; Related Matters..22
SECTION 3.12.  Material Contracts.............................................23
SECTION 3.13.  Management Agreements..........................................24
SECTION 3.14.  Seller Properties..............................................25
SECTION 3.15.  Ground Leases..................................................25
SECTION 3.16.  Employment Matters.............................................26
SECTION 3.17.  Taxes..........................................................26
SECTION 3.18.  Insurance......................................................27
SECTION 3.19.  Full Disclosure................................................27
SECTION 3.20.  Brokers........................................................27
SECTION 3.21.  Insolvency.....................................................28

              ARTICLE IV REPRESENTATIONS AND WARRANTIESOF THE PURCHASER
SECTION 4.01.  Organization and Authority of the Purchaser....................28
SECTION 4.02.  Purchaser Subsidiaries.........................................28
SECTION 4.03.  Capital Structure..............................................29
SECTION 4.04.  Authority; Noncontravention; Consents..........................30
SECTION 4.05.  SEC Documents; Financial Statements; Undisclosed Liabilities...31
SECTION 4.06.  Absence of Certain Changes or Events...........................32
SECTION 4.07.  Litigation.....................................................32
SECTION 4.08.  Purchaser Properties...........................................32
SECTION 4.09.  Environmental and Other Permits and Licenses; Related Matters..33
SECTION 4.10.  Related Party Transactions.....................................34
SECTION 4.11.  Taxes..........................................................34
SECTION 4.12.  Brokers........................................................35
SECTION 4.13.  Compliance with Laws...........................................36
SECTION 4.14.  Contracts; Debt Instruments....................................36
SECTION 4.15. Absence of Changes in Benefit Plans; ERISA Compliance...........36
SECTION 4.16.  Vote Required..................................................38
SECTION 4.17.  Space Leases...................................................38
SECTION 4.18.  Ground Leases..................................................38
SECTION 4.19.  Insurance......................................................38
SECTION 4.20.  Insolvency.....................................................39

                           ARTICLE V ADDITIONAL AGREEMENTS
SECTION 5.01.  Conduct of Business by Seller Prior to the Closing;
                   Competing Transactions....................................39
SECTION 5.02.  Conduct of Business by the Purchaser Prior to the Closing......40
SECTION 5.03.  Preparation of the Proxy Statement; Shareholders Meeting.......42
SECTION 5.04.  Commercially Reasonable Efforts; Notification..................43
SECTION 5.05.  Name Changes...................................................45
SECTION 5.06.  Intentionally omitted..........................................45
SECTION 5.07.  Transfer and Gains Taxes.......................................45
SECTION 5.08.  Access to Information..........................................45
SECTION 5.09.  Confidentiality................................................46
SECTION 5.10.  Section 754 Election...........................................47
SECTION 5.11.  Standstill Agreement...........................................47
SECTION 5.12.  Performance Under Redemption Agreement.........................47

                                ARTICLE VI TAX MATTERS
SECTION 6.01.  Indemnity......................................................48
SECTION 6.02.  Straddle Period Taxes..........................................48
SECTION 6.03.  Returns and Payments...........................................49
SECTION 6.04.  Refunds........................................................50


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

SECTION 6.05.  Contests.......................................................50
SECTION 6.06.  Section 338(h)(10)  Election...................................51
SECTION 6.07.  Time of Payment................................................51
SECTION 6.08.  Cooperation and Exchange of Information........................51
SECTION 6.09.  Miscellaneous..................................................52

                          ARTICLE VII CONDITIONS TO CLOSING
SECTION 7.01.  Conditions to Obligations of the Seller........................52
SECTION 7.02.  Conditions to Obligations of the Purchaser.....................54
SECTION 7.03.  Condition to each Parties Obligation to Effect Transaction.....56

                             ARTICLE VIII INDEMNIFICATION
SECTION 8.01.  Survival of Representations and Warranties.....................57
SECTION 8.02.  Indemnification................................................57
SECTION 8.03.  Limitations on Recovery........................................59
SECTION 8.04.  Tax Matters....................................................60

                                ARTICLE IX TERMINATION
SECTION 9.01.  Termination....................................................60
SECTION 9.02.  Effect of Termination..........................................61

                             ARTICLE X GENERAL PROVISIONS
SECTION 10.01.  Expenses......................................................61
SECTION 10.02.  Notices.......................................................62
SECTION 10.03.  Waiver of Jury Trial..........................................62
SECTION 10.04.  Headings......................................................63
SECTION 10.05.  Severability..................................................63
SECTION 10.06.  No Purchaser's Lien...........................................63
SECTION 10.07.  Entire Agreement..............................................63
SECTION 10.08.  Assignment....................................................63
SECTION 10.09.  No Third Party Beneficiaries..................................63
SECTION 10.10.  Amendment.....................................................63
SECTION 10.11.  Governing Law.................................................64
SECTION 10.12.  Counterparts..................................................64
SECTION 10.13.  Waiver........................................................64
SECTION 10.14.  Closing under Loan Purchase Agreement.........................64
SECTION 10.15.  Limited Survival..............................................64

    STOCK PURCHASE AGREEMENT, dated as of August 18, 1997, between DUTCH INSTITUTIONAL HOLDING COMPANY, INC. (the "SELLER"), and CORNERSTONE PROPERTIES INC., a Nevada corporation (the "PURCHASER").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

    WHEREAS, the Seller, directly and through its various direct and indirect subsidiaries, owns interests in and with respect to a portfolio of office buildings and land located in various locations in the United States; and

    WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the "SELLER SUBSIDIARY SHARES" (as herein defined) upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:


                                       ARTICLE
                                     DEFINITIONS

    Section 1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "ADA" means the Americans with Disabilities Act of 1990, as amended.

         "ADDITIONAL CHARTER PROVISIONS" shall mean the following proposed additions to the Charter Amendment: (i) "Nothing in these Restated Articles of Incorporation shall preclude the settlement of any transaction with respect to the Common Stock of the Corporation entered into through the facilities of the New York Stock Exchange;" and (ii) "The aggregate number of shares that the Corporation shall have the authority to issue is Two Hundred Sixty-Five Million (265,000,000) shares of Capital Stock consisting of Fifteen Million (15,000,000) shares of Preferred Stock with no par value per share and Two Hundred Fifty Million (250,000,000) shares of Common Stock with no par value per share."

         "ADMINISTRATIVE AGREEMENTS" means the administrative, consulting, management and similar agreements to which a Seller Subsidiary is a party and which are listed on SCHEDULE 1.01(A).

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "AGREEMENT" or "THIS AGREEMENT" means this Stock Purchase Agreement, dated as of August 18, 1997 between the Seller and the Purchaser (including the Exhibits and the Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 10.10.

         "ANCILLARY AGREEMENTS" means the Purchase Money Notes, the Purchase Money Mortgages, the Registration Rights and Voting Agreement and the Loan Purchase Agreement.

         "500 BOYLSTON AND 222 BERKELEY AMENDMENTS" has the meaning specified in Section 5.04(a).

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Atlanta, Georgia.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 ET SEQ., as amended through the date hereof.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System, as updated through the date hereof.

         "CHARTER AMENDMENT" has the meaning specified in Section 5.03(a).


         "CHV" has the meaning specified in Section 5.04(a).

         "CLOSING" has the meaning specified in Section 2.03.

         "CLOSING ACCOUNTING" has the meaning set forth in Section 2.07(b).

         "CLOSING DATE" has the meaning specified in Section 2.03.

         "CODE" means the Internal Revenue Code of 1986, as amended through the date hereof.

         "CONTINUING CONTRACTS" means the Material Contracts described on
    SCHEDULE 1.01(B).

         "CONTROL" (including the terms CONTROLLED BY and UNDER COMMON CONTROL
    WITH), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "DIRECT SELLER SUBSIDIARIES" means the Seller Subsidiaries which are directly and wholly-owned by the Seller.

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENT" means all surface waters, groundwaters, soil, drinking water supplies, sediments associated with any water body, subsurface strata, and ambient air and any workplace at any real property.

         "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims (whether based on strict liability or otherwise), liens, notices of potential responsibility, notices of potential liability, notices of non-compliance or violation, abatement orders, enforcement actions, investigations, proceedings, settlements, consent decrees, consent orders or consent agreements relating in any way to any Environmental Law, Environmental Permit or any Hazardous Material (hereinafter "CLAIMS"), including, without limitation, (a) any and all Claims by Governmental Authorities or any Person for enforcement, cost recovery, compensation, penalties, fines, restitution, injunctive relief, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or applicable Environmental Permit and (a) any and all Claims by any Person or Governmental Authority seeking damages, contribution, indemnification, cost recovery, cleanup, removal, response, remedial or other actions, compensation or injunctive relief relating to a Release of a Hazardous Material or arising from an alleged or actual injury or threat of injury to health, safety, natural resources (including, without limitation, all flora and fauna) or the Environment.

         "ENVIRONMENTAL CONDITION" means a condition relating to or arising or resulting from a failure or alleged failure to comply with any applicable Environmental Law or applicable Environmental Permit or relating to or arising or resulting from an actual or a threatened Release of a Hazardous Material.

         "ENVIRONMENTAL LAWS" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, order or judgment, relating to the Environment, health, safety, natural resources (including, without limitation, all flora and fauna) or Hazardous Materials including, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ.; the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f ET SEQ.; the Atomic Energy Act, 42 U.S.C. Sections 2011 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ.; the Endangered Species Act, 16 U.S.C. Sections 1531 ET SEQ.; the Oil Pollution Act, 33 U.S.C. Sections 2701 ET SEQ.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001 ET SEQ.; and the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Sections 301 ET SEQ.

         "ENVIRONMENTAL PERMITS" means all permits, approvals, identification numbers, licenses, registrations and other authorizations and notices required under any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE OF THE PURCHASER" has the meaning ascribed to it in
    Section 4.15.

         "ESTIMATED CLOSING ACCOUNTING" has the meaning specified in
    Section 2.07(a).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED ASSETS" has the meaning specified in Section 2.01(b).

         "FINAL PURCHASER DIVIDEND" has the meaning specified in Section 2.08.

         "FINANCIAL STATEMENT DATE" has the meaning specified in Section 4.06.

         "FINANCIAL STATEMENTS" has the meaning specified in Section
    3.06(a)(i).

         "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "GROUND LEASES" mean the ground leases under which a Seller Subsidiary holds an interest as a ground lessee and listed on SCHEDULE 1.01(C).

         "HAZARDOUS MATERIALS" means those substances, materials, and items, in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, byproducts, or any other material or article, which are regulated by or form the basis of liability under any applicable Environmental Law including, without limitation: wastes, materials, chemicals, and substances defined as or included within the definition of "hazardous wastes," "hazardous substances," "pollutants," "contaminants," "hazardous materials," "hazardous chemicals," "extremely hazardous substances," "toxic substances," "toxic pollutants,"

    "hazardous pollutants," or words of similar import, under any applicable Environmental Law; and asbestos in any form, polychlorinated biphenyls ("PCBS"), transformers or other equipment containing PCBs, petroleum (including, but not limited to, crude oil, petroleum-derived substances, wastes, or breakdown or decomposition products thereof, or any fraction thereof), radioactive substances, radon gas, and urea formaldehyde.

         "HINES" has the meaning specified in Section 5.04(a).

         "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

         "INDEMNIFIED PARTY" has the meaning specified in Section 8.02(b).

         "INDEMNITOR" has the meaning specified in Section 8.02(c).

         "INTERIM FINANCIAL STATEMENTS" has the meaning specified in
    Section 5.04(b).

         "IRS" means the Internal Revenue Service of the United States.

         "JOINT VENTURES" means those certain Seller Subsidiaries which constitute limited partnerships or joint ventures and which are not wholly-owned, directly or indirectly, by the Seller. The Joint Ventures are listed on SCHEDULE 3.02(B) hereto.

         "JOINT VENTURE AGREEMENTS" mean those certain partnership and joint venture agreements governing the Joint Ventures and to which a Seller Subsidiary is a party described in SCHEDULE 3.02(B) hereof.

         "JOINT VENTURE CONSENTS" has the meaning specified in Section 3.03(d).

         "KNOWLEDGE" and correlative terms such as "KNOWLEDGE OF," "KNOWS OF," "IS AWARE OF," or "BEST KNOWLEDGE" when used herein with respect to the Purchaser shall mean the actual knowledge of the Persons named on SCHEDULE 1.01(D) and where used with respect to the Seller shall mean the actual knowledge of the Persons named on SCHEDULE 1.01(E).


         "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

         "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental
    Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

         "LOAN PURCHASE AGREEMENT" means the Loan Purchase Agreement of even date herewith between PGGM, as the "Seller" and the Purchaser, as the "Purchaser".

         "LOSS" has the meaning specified in Section 8.02(b).

         "MI" means M.I. West Pennsylvania Limited Partnership, a District of Columbia limited partnership.

         "MSDI" means Market Square Development Investors, a District of Columbia general partnership.

         "MSDI LOAN AGREEMENT" has the meaning specified in Section 5.01.

         "MATERIAL CONTRACTS" has the meaning specified in Section 3.12(a).

         "MANAGEMENT AGREEMENTS" means all property management agreements, asset management agreements and leasing agreements listed on SCHEDULE 1.01(G) pursuant to which the Seller or the Seller Subsidiaries have engaged third party providers of leasing and/or management services with respect to the Seller Properties.


         "NET WORKING CAPITAL" has the meaning specified in Section 2.07(c).

         "NET WORKING CAPITAL DEFICIT" has the meaning specified in Section 2.07(c).

         "NON-CONFIDENTIAL INFORMATION" has the meaning specified in Section
    5.09.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PGGM" means Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen.

         "PERMITS" has the meaning specified in Section 3.11(a).

         "PERMITTED ENCUMBRANCES" means the following: liens for taxes, assessments and governmental charges of Governmental Authorities or levies not yet due and payable; rights of tenants, as tenants only, under the Space Leases; with respect to the Seller Properties only, those existing title matters affecting the Seller Properties listed on SCHEDULE 1.01(H), and with respect to the Purchaser Properties only, those existing title matters affecting the Purchaser Properties listed on SCHEDULE 1.01(I);
     with respect to the Seller Properties, the Purchased Loans; and survey exceptions and other easements, rights-of-way, covenants, restrictions and title exceptions that (i) do not render title to the property encumbered thereby unmarketable, (ii) do not, individually or in the aggregate, have a material adverse effect on the value of or the use of the property encumbered thereby for its present purposes, and (iii) do not interfere with the ordinary conduct of the property encumbered thereby or detract from the value or usefulness thereof.

         "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "PROPERTY RESTRICTIONS" has the meaning specified in Section 4.08(b).

         "PROXY STATEMENT" has the meaning specified in Section 4.04.

         "PURCHASE MONEY MORTGAGES" means the mortgages, deeds to secure debts, deeds of trust, assignments of leases and rents, stock pledge agreements, collateral note assignments, collateral mortgage assignments, assignments of partnership interests, guaranty agreements, UCC-1 financing statements and other security documents and instruments to be executed by the Purchaser and Purchaser Subsidiaries and delivered to the Seller or PGGM on the Closing Date in form acceptable to the Seller (in its sole discretion), but consistent with the terms and provisions contained in EXHIBIT 1.01(D), to secure the indebtedness evidenced by the Purchase Money Notes.

         "PURCHASE MONEY NOTES" means the four (4) Promissory Notes to be executed by the Purchaser and delivered to the Seller or PGGM on the Closing Date in form acceptable to the Seller (in its sole discretion), but consistent with the terms and provisions contained in EXHIBIT 1.01(D), to evidence the $250,000,000.00 purchase money loans being made by the Seller and PGGM to the Purchaser to finance, in part, the acquisition of the Seller Subsidiary Shares hereunder and the "Purchased Loans" under the Loan Purchase Agreement, on the terms more particularly described therein.

         "PURCHASE PRICE" has the meaning specified in Section 2.02.

         "PURCHASED LOANS" has the meaning specified in the Loan Purchase Agreement.

         "PURCHASER" has the meaning specified in the recitals to this Agreement.

         "PURCHASER BENEFIT PLANS" has the meaning specified in Section
    4.15(a).

         "PURCHASER CHANGE OF CONTROL" shall mean any of the following occurrences:

              (a) securities of the Purchaser representing 30% or more of the combined voting power of the Purchaser's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

              (b) a merger or consolidation is consummated in which the Purchaser is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the former stockholders of the Purchaser; or

              (c) any person becomes the beneficial owner, directly or indirectly, of securities of the Purchaser representing 30% or more of the combined voting power of the Purchaser's then outstanding securities.

    PROVIDED that a "Purchaser Change of Control" shall in no event refer to any of the foregoing if, as a result thereof, control of the Purchaser is held by a Person who is an Affiliate of the Purchaser as of the date hereof.

         "PURCHASER COMMON SHARES" means the common stock of the Purchaser with no par value.

         "PURCHASER INDEMNIFIED PARTY" has the meaning specified in Section 8.02(a).

         "PURCHASER MATERIAL ADVERSE CHANGE" has the meaning specified in
    Section 4.06.

         "PURCHASER MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Purchaser Properties (including, without limitation, any casualty or condemnation affecting any of the Purchaser Properties), the Purchaser or any Purchaser Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effect on, the Purchaser, any Purchaser Subsidiaries or the Purchaser Properties: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of any of the Purchaser or the Purchaser Subsidiaries or any one or more of the Purchaser Properties or (b) could materially adversely affect the ability of the Purchaser to operate any one or more of the Purchaser Properties in the manner in which they are currently operated by the Purchaser and the Purchaser Subsidiaries.

         "PURCHASER PREFERRED SHARES" means the shares of preferred shares of stock of the Purchaser.


         "PURCHASER PROPERTIES" means the real property described on
    SCHEDULE 1.01(J) hereof in which the Purchaser or a Purchaser Subsidiary owns a direct or indirect fee simple or leasehold interest, together with the Purchaser's or Purchaser Subsidiaries' rights in and to all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

         "PURCHASER SEC DOCUMENTS" has the meaning specified in Section 4.05.

         "PURCHASER SHAREHOLDER APPROVAL" has the meaning specified in
    Section 4.04.

         "PURCHASER SHAREHOLDER MEETING" has the meaning specified in Section 5.03(b).

         "PURCHASER SUBSIDIARIES" means the corporations listed on
    SCHEDULE 1.01(K) (each of which corporations is individually referred to herein as a "PURCHASER SUBSIDIARY").

         "PURCHASER'S CHARTER" has the meaning specified in Section 4.01.

         "REDEMPTION AGREEMENT" means that certain Redemption Agreement between MSDI, the Seller and MI dated as of August 15, 1997.

         "REFERENCE BALANCE SHEET" has the meaning specified in Section 3.06.

         "REGISTRATION RIGHTS AND VOTING AGREEMENT" means the Registration Rights and Voting Agreement to be executed by the Seller, PGGM and the Purchaser on the Closing Date substantially in the form of EXHIBIT 1.01(K).

         "REGULATIONS" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

         "REIT" has the meaning specified in Section 4.11(d).

         "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and like actions or events (including, without limitation, the abandonment or discarding of barrels, containers, drums, tanks, or other closed receptacles containing any Hazardous Materials) resulting in the placement of any Hazardous Material on, under, about, or in any medium of the Environment.

         "REMEDIAL ACTION" means all action reasonably necessary or required under any applicable Environmental Law or applicable Environmental Permit and all actions required by a Governmental Authority to investigate, mitigate, clean up, remove, treat, store, dispose of, handle or respond in any other way to Hazardous Materials in the Environment affecting human health, affecting the Environment or affecting natural resources; prevent, control, or otherwise respond to the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health, natural resources or the Environment; perform remedial investigations, feasibility studies, health assessments, natural resource damage assessments, corrective actions, closures, and postremedial or postclosure studies, investigations, operations, maintenance and monitoring at, on, under, about or in any real property, or at any other location affected by Hazardous Materials associated with the real property; or come into compliance with any applicable Environmental Law or any applicable Environmental Permit.

         "RETURNS" has the meaning specified in Section 3.17.

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" has the meaning specified in the recitals to this Agreement.

         "SELLER INDEMNIFIED PARTY" has the meaning specified in Section
    8.02(b).

         "SELLER MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on, the Seller Properties (including, without limitation, any casualty or condemnation affecting any of the Seller Properties), the Seller or any Seller Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effect on, the Seller, any Seller Subsidiaries or the Seller Properties: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of any of the Seller Subsidiaries or any one or more of the Seller Properties or (b) could materially adversely affect the ability of the Purchaser to operate any one or more of the Seller Properties in the manner in which they are currently operated by the Seller and the Seller Subsidiaries.

         "SELLER PROPERTIES" means the real property described on
    SCHEDULE 1.01(L) hereof in which the Seller or a Seller Subsidiary owns a direct or indirect fee simple or leasehold interest, together with the Seller's or Seller Subsidiaries' rights in and to all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

         "SELLER SUBSIDIARIES" means the corporations and partnerships listed on SCHEDULE 1.01(M) (each of which corporations or partnerships is individually referred to as a Seller Subsidiary).

         "SELLER SUBSIDIARY COMMON STOCK" has the meaning specified in
    Section 3.02(a).

         "SELLER SUBSIDIARY SHARES" means the shares of Seller Subsidiary Common Stock in each of the Direct Seller Subsidiaries.

         "SPACE LEASE" has the meaning specified in Section 3.08.

         "SURPLUS NET WORKING CAPITAL" has the meaning specified in Section 2.07(c).

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any foreign, U.S., state and local government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, mortgage recording, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         "TENANT COSTS" has the meaning specified in Section 2.06.

         "THIRD PARTY CLAIMS" has the meaning specified in Section 8.02(c).

         "TRANSFER AND GAINS TAXES" has the meaning specified in Section 5.07.

         "UNCONSOLIDATED SELLER FINANCIAL STATEMENTS" has the meaning specified in Section 3.06(a).

         "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

         "USTs" means underground storage tanks (and associated underground piping), as such term is defined in the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder, or any other applicable Environmental Law.


                                      ARTICLE II
                                  PURCHASE AND SALE

    SECTION 2.1.  INTERESTS.

         (a) On the terms and subject to the conditions of this Agreement, the Seller shall (or shall cause the appropriate Seller Subsidiary to), on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser or the Purchaser Subsidiary designated by Purchaser, and the Purchaser shall purchase from the Seller, on the Closing Date, the Seller Subsidiary Shares.

         (b) The following assets owned by the Seller and the Seller Subsidiaries shall not be sold to the Purchaser (the Excluded Assets): (i) all employees (and all personnel records and files relating to all current and former employees) employed by any Seller Subsidiary (including, without limitation, DIHC Management Corporation), (ii) the de Kooning sculpture currently located in the Seller's offices at 200 Galleria, Atlanta, Georgia and
(iii) the shares of stock of GCHC, Inc. and DIHC Market Square, Inc. owned by the Seller.

    SECTION 2.2. PURCHASE PRICE; PAYMENT; ORDER OF TRANSFERS; ALLOCATION OF PURCHASE PRICE.

         (a) Subject to the provisions of SECTION 2.07, the aggregate purchase price for the Seller Subsidiary Shares shall be TWO HUNDRED SEVENTY TWO MILLION ONE HUNDRED SIXTEEN THOUSAND AND NO/100 DOLLARS ($272,116,000) (the Purchase Price) which shall be payable in the manner described herein.

         (b)  The Purchase Price shall be payable by the Purchaser as follows:

              (i) At the Closing, the Purchaser shall pay to the Seller (or to PGGM as the Seller shall direct) the amount of THIRTY-FOUR MILLION FOUR HUNDRED EIGHTY-EIGHT THOUSAND AND NO/100 DOLLARS ($34,488,000.00) (the "INITIAL CASH PAYMENT") by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Seller in a written notice to the Purchaser;

         (ii) At the Closing, the Purchaser shall execute and deliver to the Seller or the Seller's designee the Purchase Money Notes and Purchase Money Mortgages evidencing a principal amount of ONE HUNDRED THIRTY MILLION AND NO/100 DOLLARS ($130,000,000.00); and

         (iii)On the Closing Date, Purchaser shall issue to the Seller or PGGM as the Seller may direct 6,726,750 validly issued, fully paid and nonassessable Purchaser Common Shares (adjusted as necessary to reflect fully the effect of any stock split, reverse stock split, or stock dividend with respect to the Purchaser Common Shares occurring after the date hereof and prior to the Closing Date) at an agreed value of $16 per share and not subject to adjustment notwithstanding any changes in the stock price between the date of this Agreement and the Closing Date.

         (c) The Purchaser and the Seller agree and acknowledge that the transfer of the Seller Subsidiary Shares shall be effected in the order and priority described on SCHEDULE 2.02(C).

         (d) The Purchase Price shall be allocated as of the Closing Date in accordance with EXHIBIT 2.02(D). For all Tax purposes, the Purchaser and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the allocation under EXHIBIT 2.02(D), and that neither of the parties will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

         (e) The Purchaser and the Seller agree that the Seller shall have the right to cause the sale of the Seller Property known as the "Dearborn Land" or the shares of the Seller Subsidiaries which indirectly own the Dearborn Land prior to the Closing Date. In the event the Dearborn Land is sold on or prior to the Closing Date, the Purchase Price shall be reduced by $10,000,000 by a reduction in the principal amount of Promissory Note B of the Purchase Money Notes by $10,000,000.

         (f) In addition to the above Purchase Price, the Seller and the Purchaser shall consummate the transactions described in Schedule 1.01(f) in the manner and at the times specified in such Schedule.

    SECTION 2.3. CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Seller Subsidiary Shares shall take place at a closing (the Closing) to be held at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York at 10:00 A.M. New York City time on the date which is two (2) Business Days after the date on which the conditions set forth herein with respect thereto and the conditions set forth in the Loan Purchase Agreement with respect to a Closing thereunder shall be satisfied or duly waived, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the Closing Date).

    SECTION 2.4. CLOSING DELIVERIES BY THE SELLER. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

         (a) stock certificates evidencing the Seller Subsidiary Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

         (b) an executed counterpart of the Registration Rights and Voting Agreement by PGGM and the Seller and the other Ancillary Agreements to which the Seller or any Seller Subsidiary is a party;

         (c)  a receipt for that portion of the Purchase Price paid at Closing;
and

         (d) the opinions, certificates and other documents required to be delivered pursuant to SECTION 7.02.

    SECTION 2.5. CLOSING DELIVERIES BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller:

         (a)  the cash portion of Purchase Price described in clause (i) of
SECTION 2.02(b) above;

         (b) executed counterparts of the Purchase Money Notes and the Purchase Money Mortgages;

         (c) stock certificates evidencing the Purchaser Common Shares to be issued to Seller pursuant to clause (iii) of SECTION 2.02(b) above;

         (d) an executed counterpart of the Registration Rights and Voting Agreement by the Purchaser and the other Ancillary Agreements to which the Purchaser is a party; and

         (e) the opinions and other documents required to be delivered pursuant to SECTION 7.01.

    SECTION 2.6.  CERTAIN ADJUSTMENTS.

         (a) Pursuant to SECTION 3.16 hereof, the Seller has represented and warranted to the Purchaser that other than the employees described in
SECTION 2.01(b) which constitute "Excluded Assets," the Seller Subsidiaries have no employees (all other personnel associated with the Seller Properties being employees of property managers, employees of other independent contractors of the Seller, or employees of the Seller). Accordingly, there will be no adjustments in the Closing Accounting for payroll or benefits of employees of the Seller Subsidiaries.

         (b) At the election of the Purchaser given at least thirty (30) days prior to the Closing Date, the insurance policies of the Seller Subsidiaries (other than the Joint Ventures) will be terminated as of Closing (and the Seller shall pay any cancellation fees resulting from such termination). To the extent such insurance policies are terminated, there will be no provision for insurance premiums or prepayments in the Closing Accounting. To the extent such insurance policies are not terminated, the premiums paid or due and payable thereunder shall be taken into account in the Closing Accounting.

         (c) With respect to rental concessions, tenant improvement work and leasing commissions excluding rental concessions, tenant improvements and leasing commissions for expansions or renewals commencing after the Closing and excluding leasing commissions paid over time (herein "TENANT COSTS"), the Seller shall be responsible for all Tenant Costs which are committed to or provided for under any currently existing Space Lease or any Space Lease entered into after the date hereof but prior to the Closing Date. The Purchaser shall be responsible for all Tenant Costs committed to or provided for under Space Leases entered into from and after the Closing Date.

         (d)  The Seller Subsidiaries as described in items (26) and (27) on
SCHEDULE 1.01(M) hereof have contingent liability for certain condominium claims under construction warranties. The Purchaser acknowledges that such contingent liability has been disclosed to the Purchaser for purposes of SECTION 3.07 hereof. The Purchaser and the Seller further agree that as provided in
SECTION 2.07(v) below, an adjustment in the amount of $300,000 (net of $250,000 of restricted cash) shall be made in the Closing Accounting to account, in part, for such contingent liability.

    SECTION 2.7.  CLOSING ACCOUNTING.

         (a) At least fifteen (15) days prior to Closing, the Seller shall prepare and deliver to the Purchaser using the methodology applied in the preparation of the Interim Financial Statements, and prepared in accordance with U.S. GAAP consistently applied, a proposed accounting ("ESTIMATED CLOSING ACCOUNTING") that shall estimate, in itemized form for the Seller Subsidiaries, the following items (unless otherwise indicated, as of 12:01 am on the date of Closing):

         (i) All cash and receivables held by the Seller Subsidiaries, including without limitation, the banks accounts of the Seller Subsidiaries and rentals under Space Leases;

         (ii) All amounts prepaid by the Seller Subsidiaries under the Continuing Contracts, the Management Agreements, prepaid insurance (to the extent not terminated in accordance with SECTION 2.06(b) above) and the Ground Leases and any prepaid interest or other amounts in respect of debt service on the Purchased Loans;

         (iii) All refundable deposits made by the Seller Subsidiaries under the Continuing Contracts, and all refundable deposits made by the Seller Subsidiaries with any utility company or governmental agency in connection with the Seller Properties;

         (iv) All accounts payable and accrued expenses of the Seller Subsidiaries, including, without limitation, accounts payable and accrued expenses under the Space Leases, insurance policies (to the extent not terminated in accordance with SECTION 2.06(b) above), the Management Agreements and Continuing Contracts, any Tenant Costs which have not been funded or paid prior to the Closing Date to the extent Seller is responsible therefor under SECTION 2.06(c) above, and all other ordinary and customary accounts payable and accrued expenses, including without limitation water, sewer, electricity and gas charges, real estate taxes and assessments, personal property taxes, sales taxes, and property owners' assessments;

         (v) All accrued but unpaid interest and other debt service due on the Purchased Loans and the amount of $300,000 for the contingent liability (net of $250,000 of restricted cash) described in SECTION 2.06(d) above; and

         (vi) All amounts received by the Seller Subsidiaries as rentals under Space Leases or under the Administrative Agreements to the extent payable by such tenants on account of Rentals accruing for periods, or services to be provided, on and after the date of Closing, and all security deposits held by the Seller Subsidiaries under any Space Lease.

         (b) Following receipt of the Estimated Closing Accounting by the Purchaser, the Purchaser shall review the Estimated Closing Accounting and shall have the right to approve the same, such approval not to be unreasonably withheld. On the day immediately preceding Closing, the Seller's and Purchaser's accountants, Coopers & Lybrand L.L.P., in consultation with the Seller and the Purchaser, shall update the approved Estimated Closing Accounting ("CLOSING ACCOUNTING") based upon actual operations of the Seller Subsidiaries as of such date.

         (c) To the extent that the sum of the assets described in clauses (i) through (iii) of the Closing Accounting minus the sum of the liabilities described in clauses (iv) through (vi) of the Closing Accounting ("NET WORKING CAPITAL") is a positive number (such positive number is referred to in this
SECTION 2.07 (c) as Surplus Net Working Capital), the cash portion of the Purchase Price shall be adjusted upward to reimburse the Seller for the Surplus Net Working Capital by increasing the Purchase Price by the amount of the Surplus Net Working Capital. To the extent that the Net Working Capital is a negative number, (such negative number is referred to in this SECTION 2.07(c) as Net Working Capital Deficit), the cash portion of the Purchase Price shall be adjusted downward to reimburse the Purchaser for the Net Working Capital Deficit by the amount of the Net Working Capital Deficit. The calculations described in this SECTION 2.07 shall be performed by the Seller's and the Purchaser's accountants, Coopers & Lybrand L.L.P., as part of the Closing Accounting. In the event that the Seller and the Purchaser are unable to agree on the Estimated Closing Accounting or the Closing Accounting, the issue shall be submitted to such accountants for final resolution, and the Seller and the Purchaser shall be bound by such resolution, absent manifest error.

         (d) In the event such accountants are unable to finally resolve any issue relating to the Estimated Closing Accounting or the Closing Accounting prior to the Closing Date, the matter shall be resolved following the Closing in the post-closing audit to be conducted by such accountants pursuant to clause
(e) of this SECTION 2.07.

         (e) Within one hundred and twenty (120) days after the Closing, the Seller and the Purchaser shall cause Coopers & Lybrand L.L.P. (Atlanta) to conduct an audit of the Closing Accounting and, to the extent it is determined that either party has retained or received amounts in excess of the amounts to which it is entitled under this SECTION 2.07, such party shall remit such excess to the other party within thirty (30) days of such determination.

    SECTION 2.8. RECORD DATE FOR FINAL DIVIDEND OF THE PURCHASER. The Purchaser shall declare a dividend (the "FINAL PURCHASER DIVIDEND") to holders of the Purchaser Common Shares, the record date for which shall be the close of business on the last business day prior to the Closing Date in an amount equal to the Purchaser's most recent quarterly dividend of $.30 per share, multiplied by the number of days elapsed since the last dividend record date through and including the Closing Date and divided by 90.


                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES
                                    OF THE SELLER

    As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

    SECTION 3.1. ORGANIZATION AND AUTHORITY OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its businesses makes such licensing or qualification necessary other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its shareholders. This Agreement has been, and upon their execution the Ancillary Agreements to which the Seller is a party will be, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Seller is a party will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights and equitable principles.

    SECTION 3.2.  CAPITAL STRUCTURE AND OWNERSHIP OF SELLER SUBSIDIARIES.

         (a) The authorized capital stock of each Seller Subsidiary that is a corporation consists of the number of shares of common stock each indicated on
SCHEDULE 3.02, ("SELLER

SUBSIDIARY COMMON STOCK"). As of the date hereof, all issued and outstanding shares of Seller Subsidiary Common Stock are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Seller Subsidiary Common Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any such Seller Subsidiaries or obligating any such Seller Subsidiary or the Seller to issue or sell any shares of capital stock of, or other interest in, any such Seller Subsidiary. There are no outstanding contractual obligations of any such Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of such Seller Subsidiary's Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than as set forth in the Joint Venture Agreements, the MSDI Loan Agreement or the Redemption Agreement). The Seller Subsidiary Common Stock described on SCHEDULE 3.02 constitutes all the issued and outstanding capital stock of each Seller Subsidiary which is a corporation and are owned of record and beneficially by the Seller, free and clear of all Encumbrances. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Seller Subsidiary Common Stock.

         (b)  SCHEDULE 3.02(B) sets forth (i) the name of each Seller
Subsidiary which is a limited partnership, general partnership, joint venture or limited liability company, (ii) the name of each partner, joint venturer, member or other Person (including, without limitation, Seller Subsidiaries) having a direct ownership interest in such Seller Subsidiaries, and (iii) the percentage ownership interest of each such Person.

    SECTION 3.3.  SELLER SUBSIDIARIES.

         (a) SCHEDULE 3.03(A) sets forth for each Seller Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

         (b) Each Seller Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Seller Subsidiary and to carry on its business as it has been and is currently conducted by such Seller Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. Each Seller Subsidiary that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Seller Subsidiary and to carry on its business as it has been and is currently conducted by such Seller Subsidiary, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect.

         (c) True and complete copies of the charter, by-laws and partnership agreement (or similar organizational documents), as amended to the date of this Agreement, of each Seller Subsidiary (excluding the Joint Ventures) have been delivered or made available to the Purchaser. To the Knowledge of the Seller, true and complete copies of the partnership agreements of the Joint Ventures have been delivered or made available to the Purchaser.

         (d) Except as set forth in SCHEDULE 3.03(A), no Seller Subsidiary owns, directly or indirectly, any capital stock or other ownership interest in any Person. Neither the Seller nor any Seller Subsidiary is in default under any of the Joint Venture Agreements (PROVIDED, HOWEVER, that the Seller makes no representation or warranty regarding any consent which may be required from the third-party partners in the Joint Ventures (the "JOINT VENTURE CONSENTS").

    SECTION 3.4. BOOKS AND RECORDS. To the Seller's Knowledge, the minute books of the Seller and the Seller Subsidiaries that constitute corporations contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Seller and the Seller Subsidiaries. To the Seller's Knowledge, complete and accurate copies of all such minute books and of the stock register of the Seller and each such Seller Subsidiary have been made available or provided by the Seller to the Purchaser.

    SECTION 3.5. NONCONTRAVENTION; CONSENTS. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party do not and will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Seller or any Seller Subsidiary under (i) the charter and bylaws, as amended, of the Seller or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Seller Subsidiary (PROVIDED, HOWEVER, that the Seller makes no representation or warranty regarding the necessity of any Joint Venture Consents), (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to the Seller or any Seller Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Seller or any Seller Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Encumbrances that either individually or in the aggregate would not (x) have a Seller Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Seller or any Seller Subsidiary in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement, except for such filings as may be required in connection with the payment of any Transfer and Gains Taxes, filings required under the Exchange Act, and such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in
SCHEDULE 3.05, or which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Seller from performing its obligations under this Agreement or the Ancillary Agreements in any material respect or have, individually or in the aggregate, a Seller Material Adverse Effect.

    SECTION 3.06. SELLER FINANCIAL INFORMATION; BOOKS AND RECORDS. (a) True and complete copies of the audited consolidated balance sheet of the Seller and the Seller Subsidiaries for each of the three fiscal years ended as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Seller, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller's accountants, BDO Seidman for the audits for the 1994 and 1995 fiscal years, and Coopers & Lybrand L.L.P. for the 1996 fiscal year (collectively referred to herein as the Financial Statements; the audited consolidated balance sheet for the fiscal year ended as of December 31, 1996 included in the Financial Statements, herein the Reference Balance Sheet) have been delivered by the Seller to the Purchaser. The Financial Statements were prepared in accordance with the books of account and other financial records of the Seller and the Seller Subsidiaries, present fairly the consolidated financial condition and results of operations of the Seller and the consolidated Seller Subsidiaries, taken as a whole, as of the dates thereof or for the periods covered thereby, and have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Seller and the Seller Subsidiaries and throughout the periods involved. The audited financial statements as of December 31, 1996 of the unconsolidated Joint Ventures previously delivered to the Purchaser (the "UNCONSOLIDATED SELLER FINANCIAL STATEMENTS") (i) were prepared in accordance with the books of account and other financial records of the unconsolidated Seller Subsidiaries, (ii) present fairly the financial condition and results of operations of the unconsolidated Seller Subsidiaries as of the dates thereof or for the periods covered thereby, and
(iii) have been prepared in accordance with U.S. GAAP on the basis consistent with the past practices of the unconsolidated Seller Subsidiaries and throughout the periods involved.

    SECTION 3.7. NO UNDISCLOSED LIABILITIES. To the Knowledge of the Seller, there are no Liabilities of any Seller Subsidiary, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet or the Unconsolidated Seller Financial Statements, (ii) under the Permitted Encumbrances, the Space Leases, the Continuing Contracts, the Administrative Agreements, the Ground Leases and the contracts described on SCHEDULE 3.07 which (other than Liabilities in respect of contingent liabilities or liabilities not otherwise required by U.S. GAAP to be reflected or reserved against on a balance sheet) are reflected on or reserved against on the Reference Balance Sheet,
(iii) for payables being accounted for in the Closing Accounting under
SECTION 2.07 hereof or described in SECTION 2.06 (iv) in respect of fixtures, equipment or services purchased or leased in the ordinary course of business since the date of the Reference Balance Sheet and (v) described in or referred to in this Agreement, including the Exhibits and the Schedules.

    SECTION 3.8. SPACE LEASES. To the Knowledge of Seller, each lease, tenancy or occupancy agreement, and operating agreement with tenants and operators currently occupying space in the Seller Properties (herein, the "SPACE LEASES") constitutes the legal, valid, binding, and enforceable obligation of the landlord and tenant thereunder, is in full force and effect and the term of the same and the obligation to pay rent thereunder has commenced and the tenant thereunder is in full possession and actual occupancy thereof, and all tenant improvements required under the provisions thereof are completed. To the Knowledge of the Seller, neither the Seller nor any Seller Subsidiary has received any notice of cancellation or termination under any Space Lease. To the Knowledge of the Seller, neither Seller nor any Seller Subsidiary, nor to the Knowledge of Seller, any other party is in breach or default in any material respect under any Space Lease. Except as set forth on SCHEDULE 3.08, to the Knowledge of Seller, no tenant is currently asserting any claim, defense, offset or lien against the Seller any Seller Subsidiary or against any Seller Properties.

    SECTION 3.9. LITIGATION. To the Knowledge of the Seller, except as set forth in SCHEDULE 3.09 (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Seller or any Seller Subsidiary, or affecting any of the Seller Properties, pending before any Governmental Authority (or, to the Knowledge of the Seller, threatened to be brought by or before any Governmental Authority) which could reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of the Seller, none of the matters disclosed in SCHEDULE 3.09 has had or could reasonably be expected to have a Seller Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of the Seller, except as set forth in SCHEDULE 3.09, none of the Seller, the Seller Subsidiaries nor any of their respective assets or properties, including, without limitation, the Seller Properties, is subject to any Governmental Order (nor, to the Knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Seller Material Adverse Effect.

    SECTION 3.10. COMPLIANCE WITH LAWS. To the Knowledge of the Seller, the Seller and the Seller Subsidiaries have each conducted and continue to conduct their respective businesses and operations in accordance with all Laws and Governmental Orders applicable to the Seller or any Seller Subsidiary or any of their properties or assets, including, without limitation, the Seller Properties and neither the Seller nor any Seller Subsidiary is in violation of any such Law or Governmental Order which has had or could reasonably be expected to have a Seller Material Adverse Effect. Notwithstanding the foregoing, the Seller makes no representation or warranty regarding the compliance of the Seller Properties with ADA requirements.

    SECTION 3.11. ENVIRONMENTAL AND OTHER PERMITS AND LICENSES; RELATED MATTERS. To the Knowledge of the Seller, except as disclosed in the reports referenced in SCHEDULE 3.11, the Seller and the Seller Subsidiaries currently hold all of the environmental, health and safety and other permits, licenses, authorizations, identification numbers, certificates, registrations, notifications, exceptions and approvals of Governmental Authorities (collectively, "PERMITS"), including, without limitation, Environmental Permits, required, necessary or proper for the current use, occupancy and operation of the Seller Properties, and all such Permits and Environmental Permits are in full force and effect; there is no existing practice, action or activity of the Seller or any Seller Subsidiary and no existing condition of or condition associated with the properties or assets of the Seller or any Seller Subsidiary, including, without limitation, the Seller Properties, which would give rise to any civil or criminal Liability under, or violate or prevent compliance with, any applicable Environmental Law, applicable Permits or applicable Environmental Permits or other applicable law; neither the Seller nor any Seller Subsidiary has received any notice from any Governmental Authority proposing to or actually revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any applicable Environmental Law or applicable Environmental Permit; the Seller and each Seller Subsidiary is in all respects in compliance with the Permits, all applicable Environmental Laws and the requirements of all Environmental Permits; Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, any Seller Property (other than such activities that have been conducted in strict accordance with all applicable Environmental Laws and Environmental Permits consistent with the nature of the applicable Seller Property and that would not have a Seller Material Adverse Effect); Hazardous Materials (regardless of the source) have not been Released on any Seller Property or otherwise contaminated any Seller Property and Hazardous Materials have not been Released on or contaminated any property adjoining any Seller Property (except in either instance, Releases or contamination involving only de minimis amounts of Hazardous Materials, the Release of which or contamination by would not violate any applicable Environmental Law, violate any Environmental Permit, trigger any reporting obligation, or trigger any obligation to investigate, remediate, cleanup or otherwise respond to such Hazardous Material); the Seller and the Seller Subsidiaries have disposed of all wastes, including those consisting of or containing Hazardous Materials, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; there are no past, pending or threatened Environmental Claims against the Seller, any Seller Subsidiary or any Seller Property; (a) no Seller Property nor any property adjoining any Seller Property is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup of Hazardous Materials; (a) neither the Seller nor any Seller Subsidiary has used or arranged for the use of any location for the treatment, storage, disposal, Release or other handling of any Hazardous Materials or transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any Environmental Claim; there are not now and never have been any USTs located on any Seller Property or on any property adjoining any Seller Property; and there is not now any asbestos in, on, or about any Seller Property.

    SECTION 3.12.  MATERIAL CONTRACTS.

         (a) To the Knowledge of the Seller, SCHEDULE 3.12(A) lists all of the following written contracts and agreements of the Seller Subsidiaries or to which any Seller Subsidiary or a Seller Property is bound (such contracts and agreements, together with all contracts and agreements concerning the management or operation of any Seller Properties (excluding the Management Contracts) listed or otherwise disclosed in SCHEDULE 3.12(A) to which the Seller or any Seller Subsidiary is a party or to which any Seller Subsidiary or Seller Property is bound set forth in SCHEDULE 3.12(A), being Material Contracts):

              (i) each contract, agreement and other arrangement of any nature which involves an unperformed commitment or for the provision of services to any Seller Subsidiary or otherwise related to the Seller Properties under the terms of which any Seller Subsidiary:
         (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 1997, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by such Seller Subsidiary without penalty or further payment and without more than 30 days' notice;

              (ii) all property management contracts, asset management contracts and similar contracts (or arrangements) which are not cancelable without penalty or further payment and without more than 30 days' notice;

              (iii) all contracts and agreements relating to Indebtedness of each Seller Subsidiary;

              (iv)      all contracts and agreements with any Governmental
         Authority;

              (v) all contracts and agreements between or among any Seller Subsidiary and any Affiliate of the Seller;

              (vi) all partnership, joint venture or similar agreements or arrangements (including, without limitation, the Joint Venture Agreements described in SCHEDULE 3.02(B) hereof); and

              (vii) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for and on behalf of any Seller Subsidiary.

         (b) To the Seller's Knowledge, each Continuing Contract and Administrative Agreement is valid and binding on the respective parties thereto and is in full force and effect. To the Knowledge of the Seller, neither the Seller nor any Seller Subsidiary is in breach of, or default under, any Continuing Contract and no other party to any Continuing Contract or is in breach thereof or default thereunder.

         (c) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the properties or assets of the Seller or any Seller Subsidiary, including, without limitation, the Seller Properties, except as set forth in the Joint Venture Agreements.

    SECTION 3.13. MANAGEMENT AGREEMENTS. To the Seller's Knowledge, no party to a Management Agreement has asserted rights of set off or counterclaim against the Seller or any Seller Subsidiary under such Management Agreement, and neither the Seller nor any Seller Subsidiary is in default thereunder in any material respect nor is the Seller aware of any facts or circumstances which, with the notice or passage of time, or both, would constitute a material default by the Seller or any Seller Subsidiary under any Management Agreement. To the Seller's Knowledge, no property manager is in default in any material respect under any Management Agreement nor is the Seller aware of any facts or circumstances which, with notice or passage of time, or both, would constitute a material default by a property manager under any Management Agreement.

    SECTION 3.14.  SELLER PROPERTIES.

         (a) To the Seller's Knowledge, a Seller Subsidiary owns fee simple title (or where indicated, a leasehold estate) to each of the Seller Properties in each case free of all Encumbrances except for Permitted Encumbrances. To the Seller's Knowledge, except as described in SCHEDULE 3.14, there is no material violations of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Seller Properties.

         (b) To the Knowledge of the Seller, no improvements on the Seller Properties and none of the current uses and conditions thereof violate in any material respect any applicable deed restrictions or other applicable Laws, covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances (collectively, Property Restrictions), and no material permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Seller Properties, other than those which are available to the Seller Properties, are required by any Governmental Authority having jurisdiction over the Seller Properties. Neither the Seller nor any of the Seller's Subsidiaries have Knowledge of, (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Seller Properties or (ii) any Property Restriction will be violated in any material respect by the continued maintenance, operation or use of any of the buildings or other improvements on any of the Seller Properties for their current use.

         (c) The Seller has completed or will complete on or prior to the Closing Date all capital improvement work (including replacements of capital items) with respect to the Seller Properties contemplated in the operating and capital improvement budgets for each of the Seller Properties for the period ending on the Closing Date, true and correct copies of which have been provided or made available to the Purchaser.

    SECTION 3.15. GROUND LEASES. To the Knowledge of the Seller, each Ground Lease is valid and in full force and effect and the copy of each Ground Lease provided to the Purchaser is true, correct and complete and constitutes the entire agreement between the ground lessor and ground lessee thereunder and there have been no amendments thereto (either orally or in writing). To the Knowledge of the Seller, there is no material default by either the ground lessor or ground lessee under any Ground Lease and no conditions exists that, with the passage of time or the giving of notice or both, would constitute a material default thereunder and no notice of termination has been given by either a ground lessor or a ground lessee under any Ground Lease. To the Knowledge of the Seller, the applicable Seller Subsidiaries' interest in each Ground Lease is free of all Encumbrances except for the Permitted Encumbrances.

    SECTION 3.16. EMPLOYMENT MATTERS. Except as set forth in SECTION 2.01(b), the Seller Subsidiaries have no employees (all personnel associated with the Seller Properties being (i) employees of property managers, (ii) employees of other independent contractors of the Seller or a Seller Subsidiary, or (iii) employees of the Seller) and none of the Seller Subsidiaries have ever employed any employees or been a party to any employee contract. Notwithstanding the foregoing, the Seller has disclosed to the Purchaser that a Seller Subsidiary, DIHC Management Corporation has had and currently has employees.

    SECTION 3.17.  TAXES.

         (a) Except as disclosed in SCHEDULE 3.17(A), with respect to the Seller and the Seller Subsidiaries (other than the Joint Ventures), and, with respect to the Joint Ventures, to the Knowledge of the Seller, all returns and reports in respect of Taxes ("Returns") required to be filed with respect to the Seller and each Seller Subsidiary have been timely filed (taking into account any valid extensions of time for filing); all Taxes required to be shown on such Returns or otherwise due have been timely paid; all such Returns are true, correct and complete in all material respects; no adjustment relating to such Returns has been proposed formally or informally by any Tax authority and, to the Knowledge of the Seller, no basis exists for any such adjustment; there are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller or any Seller Subsidiary or (insofar as either relates to the activities or income of the Seller or any Seller Subsidiary or could result in liability of any Seller Subsidiary on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Seller on a consolidated or combined basis; and (vi) there are no Tax liens on any assets of the Seller or any Seller Subsidiary.

         (b) To the Knowledge of the Seller, there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Seller or any Seller Subsidiary may be subject; there are no requests for information currently outstanding that could affect the Taxes of the Seller or any Seller Subsidiary; there are no proposed reassessments of any property owned by the Seller or any Seller Subsidiary or other proposals that could materially increase the amount of any Tax to which the Seller or any Seller Subsidiary would be subject; and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Seller Subsidiary.

         (c) Each of the Seller and the Seller Subsidiaries (other than the Joint Ventures), and to the Knowledge of the Seller, each Joint Venture, has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (d) SCHEDULE 3.17(D) lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each Seller Subsidiary (other than the Joint Ventures) and, to the Knowledge of the Seller, with respect to each Joint Venture, for taxable periods ended on or after December 31, 1993, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit; and the Seller has delivered or made available to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller Subsidiary (other than the Joint Ventures), and, to the Knowledge of the Seller, by any Joint Venture since December 31, 1993.

         (e) The Seller and each Seller Subsidiary is not a "foreign person" within the meaning of SECTION 1445(f)(3) of the Code and will furnish to the Purchaser, if requested by the Purchaser, an affidavit and form satisfactory to the Purchaser confirming the same.

         (f) Seller and each Seller Subsidiary that is a corporation are members of an "affiliated group" under SECTION 1504(a) of the Code and currently file a consolidated U.S. federal income tax return.

         (g)  To the extent the representations and warranties made in this
SECTION 3.17 relate to the Seller Subsidiaries that were Joint Ventures during the period at issue, such representations and warranties are limited to the Knowledge of the Seller.

    SECTION 3.18. INSURANCE. SCHEDULE 3.18 lists all casualty, liability, business interruption and other insurance policies insuring the Seller Subsidiaries. All such insurance policies are in full force and effect. To the Knowledge of the Seller, all material assets, properties and risks of the Seller and each Seller Subsidiary are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Seller or a Seller Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Seller or such Seller Subsidiary.

    SECTION 3.19. FULL DISCLOSURE. The Seller is not aware of any facts pertaining to the Seller or any Seller Subsidiary which would, or would be reasonably likely to have a Seller Material Adverse Effect which have not been disclosed in this Agreement, the Schedules or Exhibits hereto or the Financial Statements or otherwise disclosed to the Purchaser by the Seller in writing.

    SECTION 3.20. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

    SECTION 3.21. INSOLVENCY. There has not been filed by nor has the Seller or any Seller Subsidiary received notice of a petition in bankruptcy or any other insolvency proceeding, or for the reorganization or appointment of a receiver or trustee, nor has the Seller or any Seller Subsidiary made an assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into any arrangement of creditors, nor admitted in writing its inability to pay debts as they become due.


                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES
                                   OF THE PURCHASER

    As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

    SECTION 4.1. ORGANIZATION AND AUTHORITY OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. The Purchaser has delivered to the Seller complete and correct copies of its Restated Articles of Incorporation (the "PURCHASER'S CHARTER") and Bylaws, as amended to the date of this Agreement.

    SECTION 4.2. PURCHASER SUBSIDIARIES. SCHEDULE 4.02 to this Agreement sets forth each Purchaser Subsidiary and the ownership interest therein of the Purchaser. Except as set forth on SCHEDULE 4.02, all the outstanding shares of capital stock of each Purchaser Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable, are owned by the Purchaser or by another Purchaser Subsidiary free and clear of all Encumbrances and all equity interests in each Purchaser Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by the Purchaser, by another Purchaser Subsidiary, or by the Purchaser and another Purchaser Subsidiary, or by two or more Purchaser Subsidiaries free and clear of all Encumbrances.
Except for the capital stock of or other equity or ownership interests in the Purchaser Subsidiaries, and except as set forth on SCHEDULE 4.02, the Purchaser does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Purchaser Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Purchaser Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Purchaser Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. True, complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership and joint venture agreements of each Purchaser Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Purchaser.

    SECTION 4.3. CAPITAL STRUCTURE. The authorized capital stock of the Purchaser consists of 100,000,000 shares of Purchaser Common Shares and 15,000,000 shares of Purchaser Preferred Shares. On the date hereof 48,856,742 shares of Purchaser Common Shares are issued and outstanding, 3,030,303 shares of Purchaser Preferred Shares are issued and outstanding, 51,143,258 shares of Purchaser Common Shares are authorized but not issued, no shares of Purchaser Common Shares are reserved for issuance under the Purchaser's employee benefit or incentive plans pursuant to awards granted by the Purchaser (the "PURCHASER EMPLOYEE STOCK PLANS"), 1,757,500 shares of Purchaser Common Shares are issuable upon the exercise of outstanding options (the "PURCHASER OPTIONS") to purchase Purchaser Common Shares, no shares of Purchaser Preferred Shares are issuable upon the exercise of outstanding options, no Purchaser Common Shares are reserved for issuance for the Purchaser's Dividend Reinvestment Share Purchase Plan, and no Purchaser Common Shares are reserved for issuance pursuant to the Purchaser's Employee Share Purchase Plan. On the date of this

Agreement, except as set forth above in this SECTION 4.03, no shares of stock or other voting securities of the Purchaser were issued, reserved for issuance or outstanding. The Purchaser has no outstanding stock appreciation rights relating to the shares of the Purchaser. All outstanding shares of common stock and preferred stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on SCHEDULE 4.03, there are no bonds, debentures, notes or other indebtedness of the Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Purchaser may vote. Except as set forth in this SECTION 4.03, or as set forth in SCHEDULE 4.03, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Purchaser or any Purchaser Subsidiary is a party or by which such entity is bound, obligating the Purchaser or any Purchaser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or securities convertible into voting securities or other ownership interests of the Purchaser or any Purchaser Subsidiary or obligating the Purchaser or any Purchaser Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Purchaser or a Purchaser Subsidiary). Except as set forth on SCHEDULE 4.03, there are no outstanding contractual obligations of the Purchaser or any Purchaser Subsidiary to repurchase, redeem or otherwise acquire any beneficial shares of interest of the Purchaser or any capital stock, voting securities or other ownership interests in any Purchaser Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Purchaser Subsidiary).

    SECTION 4.4. AUTHORITY; NONCONTRAVENTION; CONSENTS. The Purchaser has the requisite power and authority to enter into this Agreement and, subject to (i) the approval of the issuance (the "SHARE ISSUANCE") of Purchaser Common Shares under this Agreement by an affirmative vote of the holders of a majority of the Purchaser Common Shares present at a duly convened meeting of the stockholders of the Company in accordance with the requirements of the New York Stock Exchange and (ii) the approval of the Charter Amendment by an affirmative vote of the holders of a majority of the issued and outstanding Purchaser Common Shares and an affirmative vote of the holders of a majority of the issued and outstanding shares of Purchaser Preferred Shares in accordance with the requirements of Nevada law and the Purchaser's articles of incorporation (the approval of the Share Issuance and the approval of the Charter Amendment together referred to as the "PURCHASER SHAREHOLDER APPROVALS"). The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly authorized by all necessary action on the part of the Purchaser, subject to the Purchaser Shareholder Approvals. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and upon their execution by the Purchaser and the Purchaser Subsidiaries the Ancillary Agreements will constitute, the legal, valid and binding obligation of the Purchaser and the Purchaser Subsidiaries, enforceable against the Purchaser and the Purchaser Subsidiaries in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement to creditors' rights and equitable principles. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not, and the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party and compliance by the Purchaser with the provisions of this Agreement and the Ancillary Agreements to which it is a party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser or any Purchaser Subsidiary under the Charter and Bylaws, as amended, of the Purchaser or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Purchaser Subsidiary, any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to the Purchaser or any Purchaser Subsidiary or their respective properties or assets or subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Purchaser or any Purchaser Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Encumbrances that either individually or in the aggregate would not (x) have a Purchaser Material Adverse Effect or (y) materially delay or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, the Purchaser has taken all action necessary to ensure that the issuance of the Purchaser Common Shares to Seller pursuant hereto shall not be deemed a violation of SECTION 8.01(a) of the Purchaser's Charter. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Purchaser or any Purchaser Subsidiary in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements, except for the filing with the SEC of (x) a proxy statement relating to the approval by the Purchaser's shareholders of the transactions contemplated by this Agreement and the Ancillary Agreements (as amended or supplemented from time to time, the "PROXY STATEMENT") and (y) such reports under SECTION 13(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, such filings as maybe required in connection with the payment of any Transfer and Gains Taxes, the filing of the Charter Amendment with the Nevada Secretary of State, and such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in
SCHEDULE 4.04, or which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Purchaser from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Purchaser Material Adverse Effect.

    SECTION 4.5. SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The Purchaser has timely filed all required reports, schedules, forms, statements and other documents required to be filed with the SEC (the "PURCHASER SEC DOCUMENTS"). All of the Purchaser SEC Documents, as of their respective filing dates, complied, or will comply, as the case may be, in all material respects with all applicable requirements of the Securities Act, and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Purchaser SEC Documents. No SEC "stop order" has been issued or is effective with respect to the Purchaser. None of the Purchaser SEC Documents (including, without limitation, the Proxy Statement) at the time of filing or effectiveness contained, or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later Purchaser SEC Documents (including, without limitation, the Proxy Statement). The consolidated financial statements of the Purchaser included in the Purchaser SEC Documents (including, without limitation, the Proxy Statement) complied, or will comply, as the case may be, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will present, as the case may be, in accordance with the applicable requirements of U.S. GAAP, the consolidated financial position of the Purchaser and the Purchaser Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the Purchaser SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 4.05, neither the Purchaser nor any Purchaser Subsidiary has any Liabilities required by U.S. GAAP to be set forth on a consolidated balance sheet of the Purchaser and the Purchaser Subsidiaries or, to the Knowledge of the Purchaser, or in the notes thereto and which, individually or in the aggregate, would have a Purchaser Material Adverse Effect.

    SECTION 4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Purchaser SEC Documents filed with the SEC prior to the date hereof or in
SCHEDULE 4.06, since the date of the most recent financial statements included in the Purchaser SEC Documents (the Financial Statement Date) and to the date of this Agreement, the Purchaser and the Purchaser Subsidiaries have conducted their business only in the ordinary course and there has not been any change that would have a Purchaser Material Adverse Effect (a Purchaser Material Adverse Change), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Purchaser Material Adverse Change, except for regular quarterly dividends not in excess of $.30 per share of Purchaser Common Shares and regular annual dividends not in excess of $1.155 per share of Purchaser Preferred Shares with customary record and payment dates, any split, combination or reclassification of any of the Purchaser's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Purchaser Subsidiary, any damage, destruction or loss to the Purchaser's and the Purchaser Subsidiaries' property, not covered by insurance, that has or would have a Purchaser Material Adverse Effect or any change in accounting methods, principles or practices by the Purchaser or any Purchaser Subsidiary, except insofar as required by a change in U.S. GAAP.

    SECTION 4.7. LITIGATION. To the Knowledge of the Purchaser, except as set forth in SCHEDULE 4.07 (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Purchaser or any Purchaser Subsidiary, pending before any Governmental Authority (or, to the Knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority) which has had or could reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of the Purchaser, none of the matters disclosed in SCHEDULE 4.07 has had or could reasonably be expected to have a Purchaser Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of the Purchaser, except as set forth in SCHEDULE 4.07, none of the Purchaser, the Purchaser Subsidiaries nor any of their respective assets or properties, is subject to any Governmental Order, including any stop order by the SEC (nor, to the Knowledge of the Purchaser, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Purchaser Material Adverse Effect.

    SECTION 4.8.  PURCHASER PROPERTIES.

         (a) To the Purchaser's Knowledge, Purchaser Subsidiary own fee simple title (or where indicated, a leasehold estate) to each of the Purchaser Properties in each case free of all Encumbrances except for Permitted Encumbrances. Except as described in SCHEDULE 4.08, to the Purchaser's Knowledge, there is no material violations of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Purchaser Properties.


         (b) To the Knowledge of the Purchaser, no improvements on the Purchaser Properties and none of the current uses and conditions thereof violate in any material respect any Property Restrictions, and no material permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Purchaser Properties, other than those which are available to the Purchaser Properties, are required by any Governmental Authority having jurisdiction over the Purchaser Properties. Neither the Purchaser nor any of the Purchaser's Subsidiaries have Knowledge of (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Purchaser Properties or (ii) any Property Restriction will be violated in any material respect by the continued maintenance, operation or use of any of the buildings or other improvements on any of the Purchaser Properties for their current use.

    SECTION 4.9.  ENVIRONMENTAL AND OTHER PERMITS AND LICENSES; RELATED
MATTERS. To the Knowledge of the Purchaser, except as disclosed in the reports referenced in SCHEDULE 4.09, the Purchaser and the Purchaser Subsidiaries currently hold all of the Permits, including, without limitation, Environmental Permits, required, necessary or proper for the current use, occupancy and operation of each Purchaser Property, and all such Permits and Environmental Permits are in full force and effect; there is no existing practice, action or activity of the Purchaser or any Purchaser Subsidiary and no existing condition of or condition associated with the Purchaser Properties which would give rise to any civil or criminal Liability under, or violate or prevent compliance with, any applicable Environmental Law, applicable Permits or applicable Environmental Permits or other applicable law; neither the Purchaser nor any Purchaser Subsidiary has received any notice from any Governmental Authority proposing to or actually revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or Environmental Permit or providing written notice of violations under any applicable Environmental Law or applicable Environmental Permit; the Purchaser, and each Purchaser Subsidiary is in all respects in compliance with the Permits, all applicable Environmental Laws and the requirements of all Environmental Permits; Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, any Purchaser Property (other than such activities that have been conducted in strict accordance with all applicable Environmental Laws and Environmental Permits consistent with the nature of the applicable Purchaser Property and that would not have a Purchaser Material Adverse Effect);
 Hazardous Materials (regardless of the source) have not been Released on any Purchaser Property or otherwise contaminated any Purchaser Property and Hazardous Materials have not been Released on or contaminated any property adjoining any Purchaser Property (except in either instance, Releases or contamination involving only de minimis amounts of Hazardous Materials, the Release of which or contamination by would not violate any applicable Environmental Law, violate any Environmental Permit, trigger any reporting obligation, or trigger any obligation to investigate, remediate, cleanup or otherwise respond to such Hazardous Material); the Purchaser and the Purchaser Subsidiaries have disposed of all wastes, including those consisting of or containing Hazardous Materials, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; there are no past, pending or threatened Environmental Claims against the Purchaser, any Purchaser Subsidiary or any Purchaser Property; no Purchaser Property or any property adjoining any Purchaser Property is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list of sites requiring investigation or cleanup of Hazardous Materials; and
 neither the Purchaser nor any Purchaser Subsidiary has used or arranged for the use of any location for the treatment, storage, disposal, Release or other handling of any Hazardous Materials or transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list or which is the subject of any Environmental Claim; there are not now and never have been any USTs located on any Purchaser Property or on any property adjoining any Purchaser Property; and there is not now any asbestos in, on, or about any Purchaser Property.

    SECTION 4.10. RELATED PARTY TRANSACTIONS. Set forth in SCHEDULE 4.10, or in the Purchaser SEC Documents including the Purchaser's definitive proxy statements for the Annual Meetings of the Purchaser's shareholders held on June 2, 1997, June 20, 1996 and June 19, 1995, or in the Proxy Statement, is a list of all arrangements, agreements and contracts entered into by the Purchaser or any of the Purchaser Subsidiaries with any Person who is an executive officer, director or Affiliate of the Purchaser or any of the Purchaser Subsidiaries, or any entity of which any of the foregoing is an Affiliate which would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act and the Exchange Act or acquired Purchaser Common Shares in a private placement. Such documents, copies of all of which have been previously delivered or made available to Seller, are listed in SCHEDULE 4.10, in the Purchaser SEC Documents, in the Purchaser's definitive proxy statements for the Annual Meetings of the Purchaser's shareholders held on June 2, 1997, June 20, 1996 and June 19, 1995, or in the Proxy Statement.

    SECTION 4.11.  TAXES.

         (a) All returns and reports in respect of Taxes required to be filed with respect to the Purchaser and each Purchaser Subsidiary have been timely filed (taking into account any valid extensions of time for filing); all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; all such returns and reports are true, correct and complete in all material respects; no adjustment relating to such returns has been proposed formally or informally by any Tax authority and, to the Knowledge of the Purchaser, no basis exists for any such adjustment; there are no pending or, to the Knowledge of the Purchaser, threatened actions or proceedings for the assessment or collection of Taxes against the Purchaser or any Purchaser Subsidiary or (insofar as either relates to the activities or income of the Purchaser or any Purchaser Subsidiary or could result in liability of any Purchaser Subsidiary on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Purchaser on a consolidated or combined basis; no consent under SECTION 341(f) of the Code has been filed with respect to the Purchaser or any Purchaser Subsidiary; and
 there are no Tax liens on any assets of the Purchaser or any Purchaser Subsidiary.

         (b) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Purchaser or any Purchaser Subsidiary may be subject; there are no requests for information currently outstanding that could affect the Taxes of the Purchaser or any Purchaser Subsidiary; there are no proposed reassessments of any property owned by the Purchaser or any Purchaser

Subsidiary or other proposals that could materially increase the amount of any Tax to which the Purchaser or any Purchaser Subsidiary would be subject; and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Purchaser Subsidiary.

         (c) Each of the Purchaser and the Purchaser Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (d) None of the Purchaser and the Purchaser Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Purchaser and the Purchaser Subsidiaries (i) has been a member of an "affiliated group" (as defined in SECTION 1504(a)(1) of the Code) filing a consolidated federal income Tax return (other than a group the common parent of which was the Purchaser) or
(ii) has any Liability for the Taxes of any Person (other than any of the Purchaser and the Purchaser Subsidiaries) under SECTION 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         (e) The Purchaser for the period commencing with the taxable year ending December 31, 1988 to the present has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (a "REIT") (within the meaning of SECTION 856 of the Code) under the Code and has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such periods, has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1997, and has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the Purchaser's Knowledge, no such challenge is pending or threatened. Each Purchaser Subsidiary which is a partnership, joint venture or limited liability company has been during and since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Each Purchaser Subsidiary which is a corporation for federal income tax purposes is a "qualified REIT subsidiary," as defined in SECTION 856(i) of the Code. The Purchaser did not incur in its 1996 tax year any liability for taxes under SECTION 857(b), 860(c) or 4981 of the Code.

    SECTION 4.12. BROKERS. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co., Lazard FrVres & Co. LLC, and Triton Pacific Capital LLC, the fees and expenses of which have previously been disclosed to Seller and will be paid by the Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any Purchaser Subsidiary.

    SECTION 4.13. COMPLIANCE WITH LAWS. To the Knowledge of the Purchaser, the Purchaser and the Purchaser Subsidiaries have each conducted and continue to conduct their respective businesses and operations in accordance with all Laws and Governmental Orders applicable to the Purchaser or any Purchaser Subsidiary or any of their properties or assets and neither the Purchaser nor any Purchaser Subsidiary is in violation of any such Law or Governmental Order which has had or could have a Purchaser Material Adverse Effect. Notwithstanding the foregoing, the Purchaser makes no representation or warranty regarding the compliance of the Purchaser Properties with ADA requirements.

    SECTION 4.14.  CONTRACTS; DEBT INSTRUMENTS.

         (a) To the Knowledge of the Purchaser, neither the Purchaser nor any Purchaser Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 4.14 and except for violations or defaults that would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

         (b) Except for any of the following expressly identified in the Purchaser SEC Documents, SCHEDULE 4.14 sets forth a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Purchaser or any of the Purchaser Subsidiaries, other than indebtedness payable to the Purchaser or a Purchaser Subsidiary or to any third-party partner or joint venturer in any Purchaser Subsidiary, in an aggregate principal amount in excess of $500,000 per item is outstanding or may be incurred.

    SECTION 4.15.  ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

         (a) Except as disclosed in the Purchaser SEC Documents or in SCHEDULE 4.15(A) and except as permitted by SECTION 5.02 (for the purpose of this sentence, as if SECTION 5.02 had been in effect since December 31, 1996), since the Financial Statement Date, there has not been any adoption or amendment by the Purchaser, any Purchaser Subsidiary or any Person affiliated with the Purchaser under SECTION 414(b), (c), (m) or (o) of the Code (each, an ERISA Affiliate of the Purchaser) of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of the Purchaser, any Purchaser Subsidiary, or any ERISA Affiliate of the Purchaser (collectively, Purchaser Benefit Plans). No Purchaser Benefit Plan is subject to Title IV of ERISA or to SECTION 412 of the Code or SECTION 302 of ERISA.

         (b) Each Purchaser Benefit Plan is listed in SCHEDULE 4.15(B), including, with respect to terminated Purchaser Benefit Plans, the date of termination. True and correct copies of each of the following have been made available to the Seller: (i) the most recent annual report (Form 5500) relating to each such Purchaser Benefit Plan filed with the IRS, (ii) each such Purchaser Benefit Plan, (iii) the trust agreement, if any, relating to each such Purchaser Benefit Plan, (iv) the most recent summary plan description for each such Purchaser Benefit Plan for which a summary plan description is required by ERISA, and (v) the most recent determination letter, if any, issued by the IRS with respect to any such Purchaser Benefit Plan qualified under SECTION 401 of the Code.

         (c) Except as set forth in SCHEDULE 4.15(C), as to any such Purchaser Benefit Plan intended to be qualified under SECTION 401 of the Code, such Purchaser Benefit Plan satisfies in form the requirements of such SECTION and there has been no termination or partial termination of such Purchaser Benefit Plan within the meaning of SECTION 411(d)(3) of the Code. As to any such terminated Purchaser Benefit Plan intended to have been qualified under SECTION 401 of the Code, such terminated Purchaser Benefit Plan received a favorable determination letter from the IRS with respect to its termination.

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Purchaser, threatened against, or with respect to, any of such Purchaser Benefit Plans or their assets that could reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of the Purchaser, there is no matter pending before the IRS, the Department of Labor or the PBGC with respect to any of such Purchaser Benefit Plans. All contributions required to be made to such Purchaser Benefit Plans pursuant to their terms and provisions have been timely made. Except as set forth in SCHEDULE 4.15(A), neither the Purchaser nor any Purchaser Subsidiary is a party to or is bound by any severance agreement, program or policy. True and correct copies of all employment agreements with officers of the Purchaser and Purchaser Subsidiaries, and all vacation, overtime and other compensation policies of the Purchaser and Purchaser Subsidiaries relating to their employees have been made available to the Purchaser.

         (e) Except as described in the Purchaser SEC Documents or as would not have a Purchaser Material Adverse Effect, (i) all Purchaser Benefit Plans, including any such plan that is an "employee benefit plan" as defined in SECTION 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) other than claims for benefits in the normal course, neither the Purchaser, any Purchaser Subsidiary nor any ERISA Affiliate of the Purchaser has any liabilities or obligations with respect to any such Purchaser Benefit Plan, whether accrued, contingent or otherwise, nor to the Knowledge of the Purchaser are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Purchaser Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Purchaser, any Purchaser Subsidiary, or any ERISA Affiliate of the Purchaser.

    SECTION 4.16. VOTE REQUIRED. The Purchaser Shareholder Approvals are the only votes of the holders of any class or series of the Purchaser's shares necessary (under applicable Law or otherwise) to approve the Share Issuance and the Charter Amendment.

    SECTION 4.17. SPACE LEASES. To the Knowledge of Purchaser, each lease, tenancy or occupancy agreement and operating agreement with tenants and operators currently occupying space in the Purchaser Properties (herein, the "PURCHASER SPACE LEASES") constitutes the legal, valid, binding, and enforceable obligation of the landlord and tenant thereunder, is in full force and effect and the term of the same and the obligation to pay rent thereunder has commenced and the tenant thereunder is in full possession and actual occupancy thereof, and all tenant improvements required under the provisions thereof are completed. To the Knowledge of the Purchaser, neither the Purchaser nor any Purchaser Subsidiary has any Knowledge of the cancellation or termination of any Purchaser Space Lease. To the Knowledge of the Purchaser, neither Purchaser nor any Purchaser Subsidiary, nor to the Knowledge of Purchaser, any other party is in breach or default in any material respect under any Purchaser Space Lease. To the Knowledge of Purchaser, no tenant is currently asserting any material claim, defense, offset or lien


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

against Purchaser, any Purchaser Subsidiary or against any Purchaser Properties.

    SECTION 4.18. GROUND LEASES. To the Knowledge of the Purchaser, each ground lease affecting a Purchaser Property is valid and in full force and effect and the copy of each such ground lease provided to the Seller is true, correct and complete and constitutes the entire agreement between the ground lessor and ground lessee thereunder and there have been no amendments thereto (either orally or in writing). To the Knowledge of the Purchaser, there is no material default by either the ground lessor or ground lessee under any such ground lease and no conditions exists that, with the passage of time or the giving of notice or both, would constitute a material default thereunder and no notice of termination has been given by either a ground lessor or a ground lessee under any such ground lease. To the Knowledge of the Purchaser, the applicable Purchaser Subsidiaries' interest in each such ground lease is free of all Encumbrances except for the Permitted Encumbrances.

    SECTION 4.19. INSURANCE. SCHEDULE 4.19 lists all casualty, liability, business interruption and other insurance policies insuring the Purchaser Subsidiaries. All such insurance policies are in full force and effect. To the Knowledge of the Purchaser, all material assets, properties and risks of the Purchaser and each Purchaser Subsidiary are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Purchaser or a Purchaser Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Purchaser or such Purchaser Subsidiary.

    SECTION 4.20. INSOLVENCY. There has not been filed by nor has the Purchaser or any Purchaser Subsidiary received notice of a petition in bankruptcy or any other insolvency proceeding, or for the reorganization or appointment of a receiver or trustee, nor has the Purchaser or any Purchaser Subsidiary made an assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into any arrangement of creditors, nor admitted in writing its inability to pay debts as they become due.

                                      ARTICLE V
                                ADDITIONAL AGREEMENTS

    SECTION 5.1.  CONDUCT OF BUSINESS BY SELLER PRIOR TO THE CLOSING; COMPETING
TRANSACTIONS.    The Seller covenants and agrees that, between the date hereof and the Closing or earlier termination of this Agreement, Seller shall cause the Seller Properties to be operated in the ordinary and usual course of business and consistent with the Seller's and the Seller Subsidiaries' prior practice, shall not, directly or indirectly through any officer, trust manager, employee, agent, investment banker, financial advisor, attorney, accountant, broker or other representative, initiate, solicit or effect the sale or listing for sale of any of the Seller Properties (other than the Seller Property listed on SCHEDULE 5.01 [Dearborn Land]) or any of its direct or indirect interests in the Seller Subsidiaries (including, without limitation, the Seller Subsidiary Shares), shall use its commercially reasonable efforts to preserve the goodwill and advantageous relationships of the Seller and the Seller Subsidiaries with tenants, customers, suppliers, independent contractors and other Persons material to the operation of the Seller Properties, shall perform its, and cause the Seller Subsidiaries to perform their, material obligations under the Space Leases and other Material Contracts affecting the Seller Properties and shall not wilfully or knowingly take or permit any action or omission which would cause any of its representations or warranties contained herein to become inaccurate in any material respect or any of the covenants made by it to be breached in any material respect, (b) the Seller will not cause or permit any default to occur by the Seller or any Seller Subsidiary under any Indebtedness of any of the Seller Subsidiaries or secured by the Seller Properties or cause or permit any increase in the outstanding aggregate principal balance thereof (other than by the Seller Subsidiary known as DIHC Finance Corporation as expressly contemplated in that certain Promissory Note and Loan Agreement dated August 15, 1997 (the "MSDI LOAN AGREEMENT"), having MSDI, as "Maker" and DIHC Finance Corporation, as "Payee" in a principal amount of up to $41,900,000) or incur any Indebtedness or make any loans, advances or capital contributions in or to any other Person, (c) except as provided in SECTION 2.06(b), the Seller shall continue to maintain all insurance policies referred to in SECTION 3.18 in full force and effect, (d) the Seller shall not, and shall not permit the Seller Subsidiaries to, effect any change in its capital structure or initiate, solicit or effect any merger, consolidation, share exchange, business combination, or similar transaction with any other Person or sell, or grant any option or right in respect of, any shares of common stock, any other voting securities of any Seller Subsidiary or any securities convertible into or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (except to the Seller or a Seller Subsidiary); except that, with the prior


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

written consent of the Purchaser, which consent shall not be unreasonably withheld, Seller may undertake internal restructuring transactions with respect to the Seller Subsidiaries, (e) the Seller shall not, and shall not permit any Seller Subsidiary to, amend the articles or certificate of incorporation, charter, bylaws, partnership agreement or other comparable charter or organizational documents of the Seller or any Seller Subsidiary except to the extent necessary to carry out internal restructuring transactions referred to in
(d) that are consented to by the Purchaser, (f) the Seller will not cause or permit any default to occur by the Seller or any Seller Subsidiary under any of the Administrative Agreements and the Seller shall, and shall cause the Seller Subsidiaries to, perform their obligations under the Administrative Agreements and shall not, and shall not permit any Seller Subsidiary to modify, amend or terminate of any of the Administrative Agreements, and (g) without the prior written consent of the Purchaser (which shall not be unreasonably withheld) the Seller shall not, and shall not permit any Seller Subsidiary to, (i) enter into any Material Contract or grant concessions regarding any Material Contract that constitutes a Continuing Contract after the Closing, or (ii) as to any Space Lease in excess of 10,000 square feet of usable space, or for a term in excess of five (5) years, enter into any such Space Lease or modify, amend, renew or terminate (except in connection with a tenant default) any such Space Lease.
The Seller and the Purchaser acknowledge and agree that, with respect to the Seller Subsidiaries that constitute Joint Ventures, the Seller does not own (directly or indirectly) all of the equity interests of the Joint Ventures and thus does not unilaterally control all actions and decisions of the Joint Ventures. Accordingly, the Seller and the Purchaser agree that, with respect to the Seller Subsidiaries that constitute Joint Ventures, the Seller shall be deemed to have complied with the foregoing covenants in the event the Seller or applicable Seller Subsidiary performs such covenants consistent with its rights under, and subject to any limitations on its authority under, the Joint Venture Agreements.

    SECTION 5.2. CONDUCT OF BUSINESS BY THE PURCHASER PRIOR TO THE CLOSING. During the period from the date of this Agreement through the Closing or earlier termination of this Agreement, the Purchaser shall, and shall cause the Purchaser Subsidiaries each to, carry on their respective businesses in the ordinary and usual course of business and consistent with the Purchaser's and the Purchaser Subsidiaries' prior practice and shall use its reasonable best efforts to preserve intact the goodwill and advantageous relationships of the Purchaser and the Purchaser Subsidiaries with tenants, customers, suppliers, independent contractors and other Persons material to the operation of the Purchaser Properties and shall not wilfully or knowingly take or permit any action or omission which would cause any of its representations or warranties contained herein to become inaccurate in any respect or any of the covenants made by it to be breached in any material respect. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement until the earlier of the termination of this Agreement or Closing, the Purchaser shall not and shall cause the Purchaser Subsidiaries not to (and not to authorize or commit or agree to) without the prior written consent of the Seller (which such consent shall not be unreasonably withheld or delayed):

         (a) except for (i) its regular quarterly dividends not in excess of $.30 per share of issued and outstanding Purchaser Common Shares or (ii) its regular annual dividends not in excess of $1.155 per share of issued and outstanding Purchaser Preferred Shares with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of any of the Purchaser Common Shares or Purchaser Preferred Shares;

         (b) except for the Purchaser's Dividend Reinvestment Share Purchase Plan and the exercise of share options or issuance of shares pursuant to stock rights, options, restricted share or performance share awards or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of common stock, any other voting securities of the Purchaser or any Purchaser Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (except to the Purchaser or a Purchaser Subsidiary), except the foregoing shall not prohibit the issuance of shares of Common Stock of the Purchaser in connection with the conversion of any currently outstanding convertible preferred stock or convertible notes or in connection with the granting of any employee stock options or restricted shares to any employee of Purchaser in an amount not to exceed $10,000,000;

         (c) except as otherwise contemplated by this Agreement, amend the articles or certificate of incorporation, charter, bylaws, partnership agreement or other comparable charter or organizational documents of the Purchaser or any Purchaser Subsidiary;

         (d) in the case of the Purchaser or any other Purchaser Subsidiary, merge or consolidate with any Person;

         (e) in any transaction or series of related transactions involving capital, securities or other assets or Indebtedness of the Purchaser, a Purchaser Subsidiary, or any combination thereof in excess of $10,000,000: acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, real estate investment trust, business trust or other business organization or division thereof or interest therein; subject to any Encumbrance, sell, lease or otherwise dispose of any of the Purchaser Properties or any material assets or assign or encumber the right to receive income, dividends, distributions and the like; or incur any Indebtedness, issue or refinance any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person; excluding (y) the Purchaser's proposed $200 million line of credit with Bankers Trust Company and The Chase Manhattan Bank and (z) financial transactions undertaken by Purchaser or Purchaser's Subsidiaries in accordance with their respective ordinary cash management practices such as investments or deposits in commercial paper, obligations of the United States of America or its agencies or instrumentalities, certificates of deposit, time deposits, repurchase agreements and similar financial arrangements;

         (f) adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by Law or which are not more favorable to participants than provisions presently in effect; and

         (g) enter into or amend or otherwise modify any agreement or arrangement with Persons that are Affiliates or, as of the date hereof, are executive officers, trust managers or directors of the Purchaser or any Purchaser Subsidiary.

    SECTION 5.3.  PREPARATION OF THE PROXY STATEMENT; SHAREHOLDERS MEETING.

         (a) As soon as practicable following the date of this Agreement but not later than August 29, 1997, the Purchaser shall finalize and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to Purchaser. The Purchaser shall use its reasonable best efforts to respond to any comments of the SEC and the Purchaser will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Purchaser's shareholders as promptly as practicable. The Purchaser will notify the Seller of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information. The Proxy Statement shall comply in all material respects with all applicable requirements of Law. The Seller shall furnish all information concerning the Seller and the Seller Subsidiaries as the Purchaser may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Proxy Statement shall include a proposal to amend the Purchaser's Charter in the form of the

Charter amendment attached hereto as EXHIBIT 5.03(A) (the "CHARTER AMENDMENT") and the recommendations of the Board of Directors of Purchaser in favor of the Share Issuance and the Charter Amendment. The Seller hereby approves the form of Charter Amendment attached hereto as EXHIBIT 5.03(A) and consents to the Additional Charter Provisions and agrees that the Additional Charter Provisions shall be included in the Charter Amendments, provided, however that the Purchaser and the Seller agree that the approval of the Additional Charter Provisions by the shareholders of the Purchaser shall not be a condition precedent hereunder to the parties obligation to effect the Closing.

         (b) The Purchaser will submit the Share Issuance and the Charter Amendment to a vote of the Purchaser's shareholders at a special meeting (the "PURCHASER SHAREHOLDERS MEETING") for the purpose of obtaining the Purchaser Shareholder Approvals.

         (c) The information supplied by the Seller for inclusion in the Proxy Statement shall not, (i) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Purchaser, (ii) at the time of the Purchaser Shareholders Meeting, and (iii) the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Purchaser shall provide Seller a reasonable opportunity to review the preliminary Proxy Statement, including the information supplied by Seller for inclusion therein under the terms of this
SECTION 5.03, prior to the filing of such Proxy Statement with the SEC. If at any time prior to the Closing Date any event or circumstances relating to the Seller or any of the Seller Subsidiaries, or their respective officers or directors, should be discovered by the Seller which should be set forth in an amendment or a supplement to the Proxy Statement, the Seller shall promptly inform the Purchaser. The Seller shall have no liability for the accuracy or inaccuracy of any information set forth in the Proxy Statement or otherwise in connection with the Proxy Statement except in respect of any breach by the Seller of the covenants set forth in this clause (c).

    SECTION 5.4.  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

         (a) Subject to the terms and conditions herein provided, the Purchaser and Seller shall: use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such Agreement and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations, (b) use all commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the transactions contemplated by this Agreement, such consents to be in reasonably satisfactory form to the Seller and Purchaser; and (c) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In furtherance of the foregoing, the Seller and the Purchaser acknowledge that they have each reviewed and approved documentation to be entered into effective as of the Closing Date between the Purchaser (or the applicable Seller Subsidiary or Purchaser Subsidiary) and Hines Interests Limited Partnership (Hines) which evidences the agreement with Hines regarding the respective rights, duties and obligations from and after the Closing Date of Hines and the Seller Subsidiary or Subsidiaries which are the partners with Hines in the partnerships which are the fee simple owners of the Seller Properties described on Schedule 1.01(l) hereof in items (6) and (7)
[500 Boylston and 222 Berkeley], such documentation being in the form of the documents attached hereto as EXHIBIT 5.04(C)(I) (the "500 BOYLSTON AND 222 BERKELEY AMENDMENTS") (the form and substance of which the parties have approved) and that each of the Purchaser and the Seller shall use their best efforts to obtain Hines' agreement to enter into the 500 Boylston and 222 Berkeley Amendments (or documents in a form substantially similar thereto) to be effective as of the Closing Date. In addition, the Seller and the Purchaser acknowledge that they have proposed to C-H Associates, Ltd. ("CHV"), a partner in One Ninety-One Peachtree Associates, the Joint Venture which owns the Seller Property known as One Ninety-One Peachtree, certain revisions to the Joint Venture Agreement governing the Joint Venture known as One Ninety-One Peachtree Associates. The substance of the proposed amendments are described in the letter to CHV dated August 1, 1997, attached hereto as EXHIBIT 5.04(C)(II) which terms have been approved by the parties. The Purchaser and Seller agree that they will reasonably approve amendments to the Joint Venture Agreement of One Ninety-One Peachtree Associates to reflect the terms set forth in the attached letter and that they shall each use their best efforts to obtain the agreement of CHV to enter into such an amendment to be effective as of the Closing Date. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Purchaser and Seller shall take all such necessary action.

         (b) Prior to the Closing, the Seller and the Purchaser shall deliver to the other information supplementing or amending the representations, warranties, Schedules and other disclosures provided in Articles III and IV of this Agreement to set forth the information relating to any event or circumstance arising after date of this Agreement, or, with respect to matters that are limited to the Knowledge of either party, information that becomes a matter within the Knowledge of such party following the date of this Agreement, in order to make such representations and warranties, Schedules or other disclosures complete and accurate as of the date of such supplement or amendment. Each representation or warranty contained herein and the statements contained in Articles III and IV (including the Schedules hereto and the other disclosures) shall be deemed to have been amended by any such supplement or amendment. All references herein to any such representation, warranty or statement (including the Schedules hereto and other disclosures) provided hereby, to the extent such supplement or amendment refers specifically to such representation, warranty or statement, shall be deemed to refer to the same as so amended or supplemented. Without limiting the foregoing, the Seller covenants and agrees that within thirty (30) days of this Agreement, the Seller shall provide to the Purchaser an unaudited consolidated balance sheet of the Seller and the Seller Subsidiaries as of June 30, 1997, and the related consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Seller, together with all related notes and schedules thereto, reviewed by Coopers & Lybrand, L.L.P. (the Interim Financial Statements). The Interim Financial Statements will consist only of normal recurring accruals necessary to summarize fairly the unaudited results of operations for the six month period. The Interim Financial Statement shall be deemed to constitute a supplement to the Seller's representations and warranties under SECTION 3.07 hereto and shall give rise to a termination right on the part of the Purchaser under SECTION 7.01(a) hereof to the extent such Interim Financial Statements disclose any Seller Material Adverse Effect since the date of this Agreement (as determined by reference to the Reference Balance Sheet and the Seller's representations under SECTIONs 3.06 and 3.07 hereof.) Any other amendments or supplements given to either party pursuant to this SECTION 5.04(b) may be a basis for the termination of this Agreement as provided for in SECTIONs 9.01(b) and 9.02(c); provided the terminating party exercises its right to terminate this Agreement under SECTION 9.01(b) or 9.02(c), as applicable, with twenty (20) days after receipt of the amending or supplementary information giving rise to such termination right.

    SECTION 5.5. NAME CHANGES. The Purchaser covenants and agrees that following the Closing Date, the Purchaser shall (i) promptly take all appropriate action to effect the change of the corporate names of each of the Seller Subsidiaries in which the acronym "DIHC" appears to omit such acronym, it being acknowledged and agreed that the Purchaser is acquiring no right, title or interest in and to the name "Dutch Institutional Holding Company, Inc." or "DIHC" other than a license to use the same until such name changes are effected, and (ii) not use such names without the prior consent of the Seller.

    SECTION 5.6.  INTENTIONALLY OMITTED.

    SECTION 5.7. TRANSFER AND GAINS TAXES. Seller and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, mortgage recording, intangible, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby, excluding state and federal income taxes (together with any related interests, penalties or additions to tax, Transfer and Gains Taxes). The Purchaser shall be required to pay all Transfer and Gains Taxes (including, without limitation, all Transfer and Gains Taxes due and payable in connection with the execution, delivery and/or filing or recording of the Purchase Money Notes and the Purchase Money Mortgages) incurred in connection with the acquisition of the Seller Subsidiaries hereunder. Notwithstanding the foregoing, the Seller and the Purchaser agree that any Transfer and Gains Tax due and payable in connection with the transfer by the Seller of its interests in the Seller Property described as item 10 on SCHEDULE 1.01(L) hereof [Market Square, Washington D.C.] shall be shared equally between the Seller and the Purchaser (the Seller's share thereof to be paid by an adjustment to the cash portion of the Purchase Price payable at Closing and the Purchaser's portion to be paid in cash or by check at Closing).

    SECTION 5.8.  ACCESS TO INFORMATION.

         (a) From the date hereof until the Closing, upon reasonable notice, each party and their respective Affiliates and their respective officers, directors, employees, agents, accountants and counsel shall: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the other party reasonable access, during normal business hours, to the properties, offices, other facilities, books and records of such party and its Affiliates and to those officers, directors, employees, agents, accountants and counsel of such party and its Affiliates who have any knowledge relating to such party, its Affiliates or its properties and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the other party such additional financial and operating data and other information regarding it and its Affiliates properties as the other party may from time to time reasonably request.

         (b) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Seller and the Seller Subsidiaries which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and the Seller Subsidiaries and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

         (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain all books and records of the Seller, and the Seller Subsidiaries which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Seller, the Seller Subsidiaries, or the Seller Properties for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser (including, without limitation, employee files relating to the employees of the Seller Subsidiaries which are not being acquired by the Purchaser) and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

    SECTION 5.9. CONFIDENTIALITY. Each of the Purchaser and Seller covenant that they shall not, without the prior written consent of the other, divulge, furnish or make accessible any information or documents provided to the other in connection with their due diligence review of the other party's operations and assets (other than "Non-confidential Information" as hereinafter defined) to any other Person (other than as required by law, including applicable securities law or stock exchange regulations, and other than to their respective employees, accountants, attorneys, consultants, investment bankers, financial advisors, creditors, outside partners or co-venturers in, and property managers of, any of the parties' properties and other agents who will be bound by the terms of this
SECTION 5.09). The term "NON-CONFIDENTIAL INFORMATION" shall mean information generally available to the public, previously known or in the possession of the other party or which becomes available prior to any disclosure or use thereof from some other source not restricted as to disclosure. Purchaser and Seller agree that if this Agreement is terminated, each shall return to the other all documents previously delivered to it in connection with the transactions contemplated by this Agreement and shall destroy all copies of such documents made by it and (to the extent not prohibited by law or contrary to customary internal corporate policy) all memoranda, notes and other written material and work-product related thereto. Each of the Purchaser and Seller shall promptly notify the other of any request or demand by any court, governmental agency or other person asserting a demand or request for confidential information supplied to such party so that the other party may seek an appropriate protective order. In the absence of such protective order or receipt of a waiver hereunder, if Purchaser or Seller (or any of their respective representatives) are, in the reasonable opinion of such party's counsel, compelled to disclose confidential information or else stand liable for contempt or suffer other censure or significant penalty, the Purchaser or Seller may disclose that portion of the requested information which such party's counsel advises it that it is compelled to disclose. If such party proposes to make disclosure based upon the opinion of its counsel as aforesaid, such party will (to the extent reasonably possible and permitted) advise and consult with the other party prior to such disclosure concerning the information it proposes to disclose.

    SECTION 5.10. SECTION 754 ELECTION. With respect to any partnership in which a Seller Subsidiary has a direct or indirect interest that has not made an election under SECTION 754 of the Code (a "SECTION 754 ELECTION"), Purchaser and Seller shall use their best efforts to cause such partnership to file a SECTION 754 Election with the partnership's federal income Tax Return for the taxable year of the partnership that ends on or includes the Closing Date.

    SECTION 5.11. STANDSTILL AGREEMENT. In the event the Closing does not occur, the Purchaser and the Seller agree that, for a period of 24 months after the date of this Agreement, unless specifically invited in writing by the other party's Board of Directors, neither the Purchaser nor the Seller (nor any of their respective Affiliates), will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) the acquisition of the other party's securities (or beneficial ownership thereof) or assets, (ii) any tender or exchange offer, merger or other business combination involving the other party, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any of the other party's voting securities; (b) form, join or in any way participate in a "group" (as defined under the Exchange Act) or otherwise act, alone or in concern with others, to seek to control or influence the other party's management, Board of Directors or policies; or (c) enter into any discussion or arrangement with any third party with respect to any of the foregoing; PROVIDED, HOWEVER, that the restrictions set forth in this paragraph shall not apply to professional asset managers or investment advisers retained by the Purchaser or the Seller or their respective Affiliates who are authorized to exercise discretion with respect to all or a portion of the assets which they manage for the Purchaser or the Seller or their respective Affiliates. Notwithstanding the foregoing, in the event either of the Purchaser or the Seller willfully and intentionally breach any of their respective obligations under this Agreement with the result that a Closing hereunder does not occur, the non-defaulting party shall not be bound by the covenants in this
SECTION 5.11.

    SECTION 5.12.  PERFORMANCE UNDER REDEMPTION AGREEMENT.  As described on
SCHEDULE 1.01(F), upon the making by the Purchaser (or its designated Purchaser Subsidiary) on or following the Closing Date of a capital contribution to MSDI in the amount of $2,083,000, MSDI shall redeem M.I.'s interest in MSDI pursuant to the Redemption Agreement and the Purchaser's percentage interest in MSDI shall be increased to equal the former percentage of interest of M.I. The Purchaser covenants to make such capital contribution as and when requested by the Seller upon no less than ten days prior written notice and within the permissible time periods for a "CLOSING" under the Redemption Agreement and the Seller covenants and agrees that, upon the making by the Purchaser of such capital contribution to MSDI, it shall perform its obligations under the Redemption Agreement as provided therein in a timely manner and shall cause the redemption of M.I.'s interest in MSDI and the resultant increase in the interest of the Purchaser (or its designated Purchaser Subsidiary) in MSDI. The Purchaser agrees to indemnify the Seller and its Affiliates as of the Closing for all obligations and liabilities of the Seller under SECTION 10 of the Redemption Agreement in respect of Capital Calls to MSDI and agrees to fund all capital calls required to be made on behalf of M.I. pursuant to SECTION 10 of the Redemption Agreement. In the event the Closing under the Redemption Agreement does not close for any reason other than failure of the Purchaser to make the capital contribution to MSDI required hereunder to fund the redemption of M.I.'s interest in MSDI, the Seller shall reimburse the Purchaser for all such Capital Calls funded by the Purchaser and any other payments made by the Purchaser pursuant to the indemnity under SECTION 10 of the Redemption Agreement.


                                      ARTICLE VI
                                     TAX MATTERS

    SECTION 6.1. INDEMNITY. In addition to any indemnities covered by Article VIII, the Seller agrees to indemnify and hold harmless the Purchaser and the Purchaser Subsidiary against the following taxes and, except as otherwise


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

provided in SECTION 6.05, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such taxes: (i) federal or state income or franchise taxes (including interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed on the Seller, Seller Subsidiary (other than a Joint Venture), or any member of any affiliated group with which any of the Seller or the Seller Subsidiaries file, have filed or should have filed a Tax Return on a consolidated or combined basis with respect to taxable periods ending on or before the Closing Date, including, but not limited to, federal or state income or franchise taxes (including interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed under SECTION 1.1502-6 of the Regulations (or any similar provision of state or local law or under the laws of the District of Columbia); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, federal or state income or franchise taxes (including interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed on the Seller or any Seller Subsidiary which are allocable, pursuant to SECTION 6.02, to the portion of such period ending on the Closing Date; and (iii) in any adverse consequence to the Purchaser or any Purchaser Subsidiary any adverse consequence to the Purchaser or any Purchaser Subsidiary arising out of any failure of Seller to pay any federal or state income or franchise taxes (including interest, penalties, additions to tax and additional amounts imposed with respect thereto) attributable to the making of the SECTION 338(h)(10) Election. The Purchaser shall indemnify the Seller for any liability of Seller for Taxes and associated expenses imposed on Seller Subsidiaries for taxable periods ending after the Closing Date and not allocated to the Seller pursuant to the first sentence hereof, and also shall indemnify Seller for any Transfer and Gains Taxes allocated to the Purchaser under SECTION 5.07.

    SECTION 6.2. STRADDLE PERIOD TAXES. In the case of federal or state income or franchise taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such tax that is allocable to the portion of the period ending on the Closing Date shall be:

              (i) in the case of taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

              (ii) in the case of taxes imposed on a periodic basis with respect to the assets of the Seller or any Seller Subsidiary, any Seller Properties or otherwise measured by the level of any item, deemed to be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

              (iii) The parties recognize that SECTION 2.07(a)(iv) addresses the provision for certain taxes and that SECTION 5.07 allocates responsibility for Transfer and Gains Taxes. The parties intend that no multiple payment or recovery shall be made or obtained with respect to such taxes under SECTION 2.07(a)(iv) or SECTION 5.07 and this Article VI.

    SECTION 6.3.  RETURNS AND PAYMENTS.

         (a) From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all (i) consolidated federal income Tax Returns for the affiliated group of which the Seller is common parent, and (ii) the separate and combined state income Tax Returns of the Seller. The Seller Subsidiaries shall be included in such consolidated federal income Tax Return through the close of business on the Closing Date. The results of operations of the Seller Subsidiaries shall be included, to the extent consistent with past practice, in such combined state income Tax Returns through the close of business on the Closing Date.

         (b) The Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all other state or local Tax Returns of each Seller Subsidiary that is not a Joint Venture for taxable periods ending on or before the Closing Date.

         (c) Purchaser shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all separate or combined state or local Tax Returns or each Seller Subsidiary for any taxable periods ending after the Closing Date.

         (d) With respect to any Tax Return required to be filed by the Purchaser or the Seller with respect to the Seller Subsidiaries and as to which an amount of Tax is allocable to the other party under SECTION 6.02, the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to SECTION 6.02, together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior the filing of such Tax Return.

         (e) The Seller shall pay or cause to be paid when due and payable all Taxes (other than Taxes addressed under SECTION 2.07(a)(iv) and Transfer and Gains Taxes allocated to the Purchaser under SECTION 5.07) with respect to the Seller and the Seller Subsidiaries for any taxable period ending on the Closing Date.

    SECTION 6.4. REFUNDS. Any Tax refund or credit (including any interest with respect thereto) relating to the Seller, any Seller Subsidiary, or the Seller Properties for any taxable period ending on or prior to the Closing Date shall be the property of the Seller, and if received by the Purchaser (or any Affiliate of Purchaser) shall be paid promptly to the Seller within fifteen (15) Business Days of the earlier of receipt or entitlement thereto (and if received by Seller, retained by it). The Purchaser shall, if so requested by the Seller, cause the relevant entity to file for any refunds or equivalent amounts to which the Seller is entitled under this SECTION 6.04.

    SECTION 6.5.  CONTESTS.

         (a) After the Closing Date, each party shall promptly notify the other party in writing of any written notice from a Governmental Authority, including any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving a matter to which the other party may have an indemnification obligation to the first party pursuant to this Agreement. Such notice shall contain factual information describing the assessment, claim, or other matter in reasonable detail and shall include copies of any notice or other document received from such Governmental Authority. If the first party fails to give the other party prompt notice as required by this
SECTION 6.05, then (i) if the other party is precluded by the failure to give prompt notice from contesting the proposed Tax liability in the appropriate judicial forums, then such party shall not have any obligation to indemnify the first party for any such Tax liability, and (ii) if the other party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the other party, then any amount the other party is otherwise required to pay pursuant to this Article

VI with respect to such Tax liability shall be reduced by the amount of such detriment.

         (b) Seller and its duly appointed representatives shall have the sole right to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claim for refund for taxable periods ending on or prior to the Closing Date. Costs of such contests shall be borne solely by Seller.
Purchaser and its duly appointed representatives shall, at Purchaser's expense, have the right to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle, or contest any asserted Tax deficiencies or assert and prosecute any claim for refund for taxable periods of the Seller Subsidiaries that begin on or after the Closing Date.

         (c) With respect to issues relating to a potential adjustment for Taxes addressed under SECTION 6.02 and the last sentence of SECTION 5.07, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VI by the Purchaser and the Seller.

         (d) The Purchaser and the Seller agree (and Purchaser agrees to cause Seller Subsidiaries) to cooperate in the defense against or compromise of any claim in any audit or proceeding.

    SECTION 6.6. SECTION 338(H)(10) ELECTION. The Seller will join with the Purchaser in making an election under SECTION 338(h)(10) of the Code (and any corresponding elections under state or local tax law or under the laws of the District of Columbia) (collectively, a "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the Seller Subsidiaries (which includes the deemed purchase and sale of any Subsidiary of a Seller Subsidiary) hereunder. The Purchaser shall be responsible for the preparation of the Form 8023-A and any other forms or schedules required to effect the SECTION 338(h)(10) Election and shall file such election not later than the fifteenth (15th) day of the ninth (9th) month beginning after the month in which the Closing Date occurs. The Seller will pay any Tax attributable to the making of the SECTION 338(h)(10) election. The Purchase Price allocated to each Seller Subsidiary under
SECTION 2.02(d), as adjusted for the assumed liabilities of such Seller Subsidiary (including any Subsidiaries thereof) and other relevant items shall be allocated in the manner mutually


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

agreed to by Purchaser and Seller, which allocation shall be agreed to in writing within 60 days after the Closing Date.

    SECTION 6.7.  TIME OF PAYMENT.  Except with respect to payments pursuant to
SECTION 6.04, any payment by one party to the other party pursuant to this
Article VI in respect of Taxes shall be made within three Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a Governmental Authority, or a "determination" as defined in SECTION 1313(a) of the Code. If liability under this Article VI is in respect of costs or expenses other than Taxes, payment by a party of any amounts due under this Article VI shall be made within five Business Days after the date when such party has been notified by the other party that the first party has a liability for a determinable amount under this
Article VI and is provided with calculations or other materials supporting such liability.

    SECTION 6.8. COOPERATION AND EXCHANGE OF INFORMATION. Upon the terms set forth in SECTIONs 5.04 and 5.08, the Seller and the Purchaser will (and Purchaser will cause the Seller Subsidiaries to) provide the other with such cooperation and information as they reasonably may request in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities. The Seller and Purchaser shall (and Purchaser shall cause the Seller Subsidiaries to) make its respective employees (if any) available on a basis mutually convenient to provide explanations of any documents or information provided hereunder. Each of the Seller and the Purchaser shall (and Purchaser shall cause the Seller Subsidiaries to) retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller and the Seller Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (ii) six years following the due date (without extension) for such Tax Returns. Before Purchaser or the Seller Subsidiaries shall dispose of any of such books and records, at least ninety (90) calendar days' prior written notice to such effect shall be given by Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. Any


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

information obtained under this SECTION 6.08 shall be kept confidential in accordance with SECTION 5.09 except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

    SECTION 6.9.  MISCELLANEOUS.

         (a) The Seller and the Purchaser agree to treat all payments made by either to or for the benefit of the other under this Article VI, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the cash portion of the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

         (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Purchaser pursuant to this Article VI, and the representations and warranties contained in
SECTION 3.17, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).


                                     ARTICLE VII
                                CONDITIONS TO CLOSING

    SECTION 7.1. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions unless waived by the Seller:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by the chief executive officer or chief financial officer of the Purchaser. This condition shall be deemed satisfied unless breaches of the Purchaser's representations, warranties and covenants in this Agreement are, in the aggregate, reasonably expected to have or have had a Purchaser Material Adverse Effect or adversely affect any of the Seller's collateral under the Purchase Money Mortgages in any material respect;

         (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that the provisions of this
SECTION 7.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

         (c) RESOLUTIONS. The Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

         (d) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change, circumstance or event in the business or prospects of the Purchaser which has had or would reasonably be expected to have a Purchaser Material Adverse Effect or adversely affect any of the Seller's collateral under the Purchase Money Mortgages in any material respect and Seller shall have received a certificate of the chief executive officer or chief financial officer of the Purchaser certifying to such effect;

         (e) OPINIONS RELATING TO REIT. Seller shall have received an opinion of counsel to the Purchaser, dated as of the Closing Date, reasonably satisfactory to Seller that, commencing with its taxable year ending December 31, 1993, the Purchaser was organized and is operated in conformity with the requirements for qualification as a REIT under the Code;

         (f) CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result individually or in the aggregate, in a Seller Material Adverse Effect or a Purchaser Material Adverse Effect;

         (g) CLOSING UNDER LOAN PURCHASE AGREEMENT. All conditions precedent to a closing under the Loan Purchase Agreement shall have been satisfied and a closing thereunder shall occur immediately preceding the Closing hereunder;

         (h) OTHER LEGAL OPINIONS. The Seller shall have received opinions of counsel to the Purchaser, dated as of Closing Date, regarding the enforceability, non-contravention, conflicts with law (and, where applicable, the due authorization, execution and delivery) of the Registration Rights and Voting Agreement, the Proxy Statement, the Charter Amendment and the other Ancillary Agreements to which the Purchaser or any Purchaser Subsidiary is a party, the due authorization and issuance of the Purchaser Common Shares being issued to Seller and PGGM on the Closing Date, and such other matters as the Seller shall reasonably require;

         (i) CERTIFIED RENT ROLL. A rent roll with respect to each of the Purchaser Properties (prepared by the Purchaser or the property manager of each of the Purchaser Properties) certified as to Knowledge of the Purchaser to be true and correct in all material respects by the chief executive officer or chief financial officer of the Purchaser including a description of all Purchaser Space Leases in effect as of the Closing Date, the rentals payable by each tenant thereunder (including, without limitations, reimbursements for common area expenses), the original and current balance of each security deposit delivered under each Purchaser Space Lease, and all delinquencies and defaults under each Purchaser Space Lease;

         (j) ORGANIZATIONAL DOCUMENTS. The Seller shall have received a copy of (i) the Certificate of Incorporation, as amended, of the Purchaser certified by the secretary of state of the jurisdiction in which such entity is incorporated or organized, as of a date not earlier than fifteen Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation since such date except as contemplated by this Agreement, and (ii) the By-laws of the Purchaser, certified by the Secretary or Assistant Secretary of the Purchaser; and

         (k) GOOD STANDING; QUALIFICATION TO DO BUSINESS. The Seller shall have received a good standing certificate for the Purchaser from the secretary of state of the jurisdiction in which such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the properties owned or leased by the Purchaser, or the operation of its business in such jurisdiction, requires the Purchaser to qualify to do business as a foreign entity, in each case dated as of a date not earlier than fifteen Business Days prior to the Closing Date.

    SECTION 7.2. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions unless waived by the Purchaser:

         (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by the chief executive officer or the chief financial officer of the Seller. This condition shall be deemed satisfied unless breaches of the Seller's representations, warranties and covenants in this Agreement are, in the aggregate, reasonably expected to have or have had a Seller Material Adverse Effect;

         (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated hereby which the Purchaser believes, in its sole and absolute discretion, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Seller Material Adverse Effect; PROVIDED, HOWEVER, that the provisions of this
SECTION 7.02(b) shall not apply if the Purchaser has solicited or encouraged any such Action;

         (c) RESOLUTIONS OF SELLER. The Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

         (d) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any change, circumstance or event in the Seller Properties or the business or prospects of the Seller or the Seller Subsidiaries which has had or would reasonably be expected to have a Seller Material Adverse

Effect and the Purchaser shall have received a certificate of the chief executive officer or chief financial officer of the Seller certifying to such effect;

         (e) CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result individually or in the aggregate in a Seller Material Adverse Effect or a Purchaser Material Adverse Effect;

         (f) RESIGNATIONS. The Purchaser shall have received the resignations, effective as of the Closing, of all directors and officers of each Seller Subsidiary;

         (g) ORGANIZATIONAL DOCUMENTS. The Purchaser shall have received a copy of (i) the Certificates of Incorporation, as amended, of each Seller Subsidiary which is a corporation, and of the Certificate of Limited Partnership for each Seller Subsidiary which is a limited partnership, certified by the secretary of state of the jurisdiction in which such entity is incorporated or organized, as of a date not earlier than fifteen Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of such entity (or a general partner thereof in the case of a general or limited partnership), dated as of the Closing Date, stating that no amendments have been made to such Certificates of Incorporation or Certificate of Limited Partnership since such date, and (ii) the By-laws or partnership agreement of each Seller Subsidiary, certified by the Secretary or Assistant Secretary of such entity or its general partner, as the case may be;

         (h) MINUTE BOOKS. The Purchaser shall have received a true and complete copy of the minute books and stock register of each Seller Subsidiary which is a corporation, certified by its Secretary or Assistant Secretary as of the Closing;

         (i) GOOD STANDING; QUALIFICATION TO DO BUSINESS. The Purchaser shall have received good standing certificates for each Seller Subsidiary from the secretary of state of the jurisdiction in which such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the properties owned or leased by Seller Subsidiary, or the operation of its business in such jurisdiction, requires Seller Subsidiary to qualify to do business as a foreign entity, in each case dated as of a date not earlier than fifteen Business Days prior to the Closing Date;

         (j) CERTIFIED RENT ROLL. A rent roll with respect to each of the Seller Properties (prepared by the Seller or the property manager of each of the Seller Properties) certified as to knowledge of the Seller to be true and correct in all material respects by the chief executive officer or chief financial officer of the Seller including a description of all Space Leases in effect as of the Closing Date, the rentals payable by each tenant thereunder (including, without limitations, reimbursements for common area expenses), the original and current balance of each security deposit delivered under each Space Lease, and all delinquencies and defaults under each Space Lease;

         (k) LEGAL OPINIONS. The Purchaser shall have received legal opinions of counsel to the Seller, dated as of the Closing Date, regarding the enforceability (and, where applicable, the due authorization, execution and delivery) of the Registration Rights and Voting Agreement and the other Ancillary Agreements to which the Seller is a party and such other matters as the Purchaser shall reasonably require; and

         (l) CLOSING UNDER LOAN PURCHASE AGREEMENT. All conditions precedent to a closing under the Loan Purchase Agreement shall have been satisfied and a closing thereunder shall occur immediately preceding the Closing hereunder.

    SECTION 7.3. CONDITION TO EACH PARTIES OBLIGATION TO EFFECT TRANSACTION. The respective obligation of each party to consummate the transactions contemplated under this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:


         (a) PURCHASER SHAREHOLDER APPROVALS. The Purchaser Shareholder Approvals shall have been obtained.

         (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         (c) RELATED TRANSACTIONS. The Registration Rights and Voting Agreement substantially in the form attached hereto as Exhibit 1.01(k) shall have been duly executed and delivered by the parties thereto and shall remain in full force and effect.

         (d) CHARTER AMENDMENT. The Charter Amendment shall have been duly filed with the Secretary of State of the State of Nevada.



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

                                     ARTICLE VIII
                                   INDEMNIFICATION

    SECTION 8.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller and the Purchaser contained in this Agreement and the Ancillary Agreements, shall survive the Closing until March 31, 1999; PROVIDED, HOWEVER, that the representations and warranties of the Seller dealing with Tax matters shall survive as provided in SECTION 6.08(b). Neither the period of survival nor the liability of either party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the party seeking indemnification. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the party seeking indemnification to the other party, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

    SECTION 8.2.  INDEMNIFICATION.

         (a) The Purchaser and its Affiliates (including, without limitation, the Seller Subsidiaries from and after the Closing Date), officers, directors, employees, agents, successors and assigns (each a Purchaser Indemnified Party) shall be indemnified and held harmless by the Seller for any and all Loss arising out of or resulting from the breach of any representation or warranty made by the Seller contained in this Agreement or the Ancillary Agreements or the breach of any covenant or agreement by the Seller contained in this Agreement or the Ancillary Agreements.

         (b) The Seller and its Affiliates (excluding the Seller Subsidiaries after the Closing Date), officers, directors, employees, agents, successors and assigns (each a "SELLER INDEMNIFIED PARTY"; a Purchaser Indemnified Party or a Seller Indemnified Party sometimes herein referred to as an "INDEMNIFIED PARTY") shall be indemnified and held harmless by the Purchaser for any and all losses arising out of or resulting from the breach of any representation or warranty made by the Purchaser contained in this Agreement or the Ancillary Agreements or the breach of any covenant or agreement by the Purchaser contained in this Agreement or the Ancillary Agreements.

As used herein the term "LOSS" or "LOSSES" means any Liabilities, losses, damages, claims, costs and expenses, interests, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by any Indemnified Party (including, without limitation, any Action brought or otherwise initiated by any Indemnified Party but excluding amounts accounted for in the

Closing Accounting). In the event of any Loss incurred by the Seller or any Affiliate thereof, for purposes of determining the amount the Seller is entitled to recover hereunder on account of such Loss (but not for purposes of determining the threshold amount of Losses or the cap on liability under SECTION 8.03), the Seller's Loss shall be "grossed up" to an amount equal to the quotient of (i) the amount of such Loss DIVIDED BY (ii) a fraction the numerator of which is the aggregate number of issued and outstanding shares of Purchaser Common Shares and Purchaser Preferred Shares owned by Persons other than the Seller and PGGM as of the date on which any payment is made by the Purchaser on account of such Loss and the denominator of which is the aggregate amount of issued and outstanding Purchaser Common Shares and Purchaser Preferred Shares as of such date.

    To the extent that the Purchaser's or the Seller's undertakings set forth in this SECTION 8.02 may be unenforceable, the Purchaser or the Seller which is liable for the undertaking shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the other party.

         (c) An Indemnified Party shall give the party from which it is seeking indemnification hereunder (the "INDEMNITOR") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnitor under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (Third Party Claims) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnitor notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent the Indemnitor is materially prejudiced by such failure and shall not relieve the Indemnitor from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnitor shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the

Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnitor. In the event the Indemnitor exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnitor's expense, all such witnesses, records, materials and information in the Indemnitor's possession or under the Indemnitor's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnified Party, which will not be unreasonably withheld or delayed.

    SECTION 8.3. LIMITATIONS ON RECOVERY. With respect to any claim for the breach of representations and warranties hereunder, no claim may be made by an Indemnified Party against an Indemnitor for indemnification hereunder with respect to any individual item of Loss unless the aggregate of all Losses for which the Indemnified Party is seeking recovery from an Indemnitee under this
Article VIII for breaches of representations or warranties plus any Losses for which such Indemnified Party or any Affiliate thereof is seeking indemnity under
Article VII of the Loan Purchase Agreement for breaches of representations or warranties shall exceed Ten Million and No/100 Dollars ($10,000,000.00), except in the event the Indemnified Party is seeking indemnity as a result of a wilful and intentional breach by the Indemnitor of any of its material representations or warranties set forth in this Agreement in which such case the foregoing limitations shall not be applied and the Indemnified Party shall be entitled to recover its Losses to the full extent thereof. In the event the Indemnified Party is entitled to seek recovery for breaches of representations or warranties hereunder, the indemnity shall be for the full extent of all the Losses to the Indemnified Party resulting from such breach exceeding and excluding the first $10,000,000.00 under this Agreement and the Loan Purchase Agreement aggregated. Notwithstanding the foregoing, the aggregate liability for Losses for breaches of representations and warranties of any Indemnitor

(and its Affiliates) under this Article VIII and Article VII of the Loan Purchase Agreement shall be limited to an aggregate amount of One Hundred Million and No/100 Dollars ($100,000,000.00), except in the event the Indemnified Party is seeking indemnity hereunder as a result of the wilful and intentional breach by the Indemnitor of any of its material representations or warranties set forth in this Agreement in which event the foregoing limitation on liability shall not be applicable and the Indemnified Party shall be entitled to recover its Losses to the full extent thereof.

    Payments made by an Indemnitor hereunder shall be limited to the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other payment actually received by the Indemnified Party from any Person with respect thereto.

    SECTION 8.4. TAX MATTERS. Anything in this Article VIII to the contrary notwithstanding, the rights and obligations of the parties with respect to any indemnification for Tax matters covered by Article VI shall be governed solely by Article VI.


                                      ARTICLE IX
                                     TERMINATION

    SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent duly authorized by the respective Boards of Directors of Purchaser and the Seller;

         (b) by Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement if such breach is reasonably expected to, or has, a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, or if any material representation or warranty of the Seller shall have become untrue in any material respect such that the conditions set forth in SECTION 7.02(a) would be incapable of being satisfied on or prior to December 31, 1997;

         (c) by the Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement if such breach is reasonably expected to, or has, a Purchaser Material Adverse Effect, or if any material representation or warranty of the Purchaser shall have become untrue in any material respect such that the conditions set forth in SECTION 7.01(a) would be incapable of being satisfied on or prior to December 31, 1997;

         (d) by the Purchaser, if any judgment, injunction, order, decree or action by any Governmental Authority preventing the consummation of the transactions contemplated hereby or requiring actions as a condition precedent to the consummation of such transactions which would result in a Purchaser Material Adverse Effect or Seller Material Adverse Effect shall have become final and nonappealable;

         (e) by the Seller, if any judgment, injunction, order, decree or action by any Governmental Authority preventing the consummation of the transactions contemplated hereby or requiring actions as a condition precedent to the consummation of such transactions which would result in a Purchaser Material Adverse Effect (or the impairment in any material respect of any of the Seller's collateral under the Purchase Money Mortgages) shall have become final and nonappealable;

         (f) by either the Purchaser or the Seller, if the Loan Purchase Agreement is terminated;

         (g) by either Seller or the Purchaser if Purchaser Shareholder Approvals shall not have been obtained on or before December 31, 1997; OR

         (h)  by the Seller upon any Purchaser Change of Control.

    SECTION 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Seller or the Purchaser as provided in SECTION 9.01, this Agreement shall forthwith become void and have no effect (provided, however, that the provisions of SECTIONs 5.09, 5.11 and 10.01, together with the definitions set forth in SECTION 1.01 which are operative with respect to such provisions and the operative provisions of Article X such as "Notice," "Governing Law" and similar provisions, shall survive such termination subject to any limitations on or survival described therein), without any liability or obligation on the part of Purchaser or the Seller except to the extent that such termination results from a wilful and intentional breach by a party of any of its material representations, warranties, covenants or agreements set forth in this Agreement. In the event of a wilful, intentional breach by either party of any of its material representations warranties, covenants or agreements, the non-defaulting party shall have the right to seek specific performance of this Agreement and shall have the right to pursue any and all other rights or remedies available at law, in equity or under this Agreement (including, without limitation, to seek indemnification under Article VIII) without regard to the limitations set forth in SECTION 8.03.


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

                                      ARTICLE X
                                  GENERAL PROVISIONS

    SECTION 10.1. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, the Seller and Purchaser acknowledge and agree that the Seller has engaged Coopers & Lybrand L.L.P. (Atlanta), Greenstreet Advisors, Inc., Landauer Associates and Arthur Andersen LLP to advise it in connection with the transactions contemplated hereby and that the Seller shall be responsible for the fees and expenses of such advisors, and the Purchaser has engaged Coopers & Lybrand L.L.P. (New
York), Merrill Lynch & Co., Lazard FrVres & Co. LLC and Triton Pacific Capital LLC to advise it in connection with the transactions contemplated hereby and that the Purchaser shall be responsible for the fees and expenses of such advisors.

    SECTION 10.2. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
SECTION 10.02):

    (a)  if to the Seller:

         200 Galleria Parkway, NW
         Suite 2000
         Atlanta, Georgia 30339
         Telecopy: (770) 951-9349
         Attention: Mr. Robert T. Sorrentino
                    Mr. Michael F. Perkins

         with a copy to:

         Richards & O'Neil, LLP
         885 Third Avenue
         New York, New York 10022-4873
         Telecopy: (212) 750-9022
         Attention: Robert M. Safron, Esq.


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

    (b)  if to the Purchaser:

         126 East 56th Street
         New York, New York 10022
         Telecopy: (212) 605-7199
         Attention: Mr. John S. Moody

         with a copy to:

         King & Spalding
         191 Peachtree Street, NE
         Atlanta, Georgia 30303
         Telecopy: (404) 572-5148
         Attention: William B. Fryer, Esq.

    SECTION 10.3. WAIVER OF JURY TRIAL. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the ancillary agreements or the transactions contemplated hereby or thereby.

    SECTION 10.4. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 10.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    SECTION 10.6. NO PURCHASER'S LIEN. The parties acknowledge that in no event that shall this Agreement constitute an encumbrance upon any of Seller's Properties or the Seller's Subsidiaries' interests and Purchaser hereby expressly waives any purchaser's lien, if any, that it may otherwise have upon or against Seller's Properties or the Seller' Subsidiaries' interests by virtue of this Agreement.

    SECTION 10.7. ENTIRE AGREEMENT. This Agreement with the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof (including, without limitation, the Confidentiality Agreement between DIHC Management Corporation and the Purchaser dated July 15, 1997).

    SECTION 10.8. ASSIGNMENT. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller and the Purchaser). The Seller acknowledges and agrees that in connection with any liquidation or dissolution of the Seller occurring during the period which Seller has any Liability hereunder (by way of indemnity or otherwise), PGGM shall assume all such Liability of the Seller prior to or upon such liquidation or dissolution as provided in the Loan Purchase Agreement.

    SECTION 10.9. NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person under or by reason of this Agreement.

    SECTION 10.10. AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.

    SECTION 10.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York.

    SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.13. WAIVER. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

    SECTION 10.14. CLOSING UNDER LOAN PURCHASE AGREEMENT. The parties hereto acknowledge and agree that the transactions contemplated hereunder are intended to (and shall) close immediately subsequent to the transactions contemplated under the Loan Purchase Agreement.

    SECTION 10.15.  LIMITED SURVIVAL.  Except as expressly provided in
SECTIONs 2.02(c), 2.02(d), 2.02(f), 2.06, 2.07, 5.03(c), 5.04(a), 5.05, 5.06,
5.07, 5.08(b) and (c), 5.09, 5.10, 5.11, 9.02, Articles VI, VIII and X hereof
(which provisions together with the definitions set forth in SECTION 1.01 which are operative with respect thereto and the operative provisions of this
Article 10 such as "Notice," "Governing Law," and similar operative provisions) shall survive the Closing subject to any limitations on survival described therein), the provisions of this Agreement shall not survive the Closing and shall be merged into the Ancillary Agreements and the other documents executed and delivered at the Closing.


                     [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

    IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                        DUTCH INSTITUTIONAL HOLDING COMPANY, INC.



                        By:________________________________
                           Name:  Robert T. Sorrentino
                           Title: Vice President


                        CORNERSTONE PROPERTIES INC.



                        By:________________________________
                           Name:
                           Title:










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

                                SCHEDULES AND EXHIBITS


SCHEDULE 1.01(A)   "Administrative Agreements"

SCHEDULE 1.01(B)   "Continuing Contracts"

SCHEDULE 1.01(C)   Ground Leases

SCHEDULE 1.01(D)   Purchaser Persons for purposes of defining Knowledge

SCHEDULE 1.01(E)   Seller Persons for purposes of defining Knowledge

SCHEDULE 1.01(F)

SCHEDULE 1.01(G)   Management Agreements

SCHEDULE 1.01(H)   Seller Properties Permitted Title Exceptions

SCHEDULE 1.01(I)   Permitted Title Exceptions - "Purchaser Properties"

SCHEDULE 1.01(J)   Purchaser Properties

SCHEDULE 1.01(K)   Purchaser Subsidiaries

SCHEDULE 1.01(L)   Seller Properties

SCHEDULE 1.01(M)   Seller Subsidiaries

SCHEDULE 2.02(C)   Order and Priority of Transfer of Assets

SCHEDULE 3.02      Seller Subsidiary Common Stock

SCHEDULE 3.02(B)   Joint Ventures and Partnerships

SCHEDULE 3.03(A)   Seller Subsidiary Corporate Information

SCHEDULE 3.05 Registrations, consents, declarations or approvals required for consummation of transaction (which might cause delay in consummation of transaction)

SCHEDULE 3.07      Contract Liabilities

SCHEDULE 3.08      Claims or Potential Claims Under Space Leases

SCHEDULE 3.09      List of any Actions against Seller or Seller Subs

SCHEDULE 3.11      Seller Environmental Reports

SCHEDULE 3.12(A) Material Contracts (excluding Management Contracts) to which Seller is bound

SCHEDULE 3.14 Material violations of any Law relating to the Seller Properties; any existing fact or condition which would currently result in the termination of utility service or access to the Seller Property

SCHEDULE 3.17(A)   Tax Liability

SCHEDULE 3.17(D)   Tax Returns

SCHEDULE 3.18 List of all insurance policies insuring the Seller Subsidiaries (casualty, liability, business interruption, etc.)

SCHEDULE 4.02      Purchaser Subsidiaries and Ownership of Purchaser

SCHEDULE 4.03      Convertible Debt and Convertible Preferred Shares

SCHEDULE 4.04 Required Consents of Governmental Authorities for Purchaser or Purchaser Subsidiaries to enter into and consummate agreement

SCHEDULE 4.05 Liabilities Required by U.S. GAAP to be set forth on Consolidated Balance Sheet of Purchaser and Purchaser Subsidiaries

SCHEDULE 4.06 List of any Purchaser Material Adverse Change occurring since the date of the most recent financial statements included in the SEC Documents (the "Financial Statement Date") to the date of the Agreement

SCHEDULE 4.07 List of any Actions by or against the Purchaser or any Purchaser Subsidiary (must include name of parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and amount paid, if applicable)

SCHEDULE 4.08 Material Violations of law relating to any of the Purchaser Properties

SCHEDULE 4.09      Purchaser Environmental Reports

SCHEDULE 4.10 List of Related Party Transactions by Purchaser and the Purchaser Subsidiaries

SCHEDULE 4.14 Defaults under Purchaser Debt Instruments and Debt Instruments Not Described in Purchaser SEC Documents

SCHEDULE 4.15(A) Any bonus, pension, profit sharing, severance plan, adopted by Purchaser and not disclosed in the SEC Documents since the Financial Statement Date

SCHEDULE 4.15(B)   List of Purchaser Benefit Plans


SCHEDULE 4.15(C) SECTION 401 Benefit Plans not qualified under the Code or terminated under the Code

SCHEDULE 4.19      List of all insurance policies insuring the Purchaser
                   Subsidiaries.

SCHEDULE 5.01      Seller Property which may be the subject of another Sale.


EXHIBIT 1.01(D)    Description of Purchase Money Notes and Purchase Money
                   Mortgages

EXHIBIT 1.01(K) Form of Registration Rights and Voting Agreement to be executed by Purchaser, PGGM and Seller

EXHIBIT 2.02(D)    Purchase Price Allocation

EXHIBIT 5.03(A) Form of Purchaser's Charter amendment to be included in Proxy Statement

EXHIBIT 5.04(A)(C)(I)   Form of documents to be entered into between Seller and
                        Hines which evidences the agreement between Seller and Hines regarding their respective rights, duties, obligations, etc., from and after the Closing Date with respect to 222 Berkeley and 500 Boylston West

EXHIBIT 5.04(A)(C)(II)  August 1, 1997 CHV Letter